Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

dated

August 17, 2021

by and among

ALDEL FINANCIAL INC., a Delaware corporation,
as the Buyer,

ALDEL MERGER SUB LLC, a Delaware limited liability company,
as Newco, and

THE HAGERTY GROUP, LLC, a Delaware limited liability company, as the Company

5.16	Real Property	33
5.17	Intellectual Property	33
5.18	Taxes	36
5.19	Environmental Matters	37
5.20	Material Contracts	37
5.21	Insurance	37
5.22	Board Approval; Vote Required	38
5.23	Certain Business Practices	38
5.24	Exchange Act	39
5.25	Brokers	39
5.26	Related Party Transactions	39
5.27	Exclusivity of Representations and Warranties	39

Article VI	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND NEWCO	40

6.1	Corporate Organization	40
6.2	Governing Documents	40
6.3	Capitalization	40
6.4	Authority Relative to This Agreement	41
6.5	No Conflict; Required Filings and Consents	42
6.6	Compliance	42
6.7	SEC Filings; Financial Statements; Sarbanes-Oxley	43
6.8	Absence of Certain Changes or Events	45
6.9	Absence of Litigation	45
6.10	Board Approval; Vote Required	45
6.11	No Prior Operations of Newco	46
6.12	Brokers	46
6.13	The Buyer Trust Fund	46
6.14	Fairness Opinion	46
6.15	Employees	47
6.16	Taxes	47
6.17	Registration and Listing	49
6.18	Information Supplied	49
6.19	The Buyer’s and Newco’s Investigation and Reliance	49
6.20	Subscription Agreements	50

Article VII	COVENANTS OF THE COMPANY PENDING CLOSING	50

7.1	Conduct of Business by the Company Pending the Merger	50
7.2	Conduct of Business by the Buyer and Newco Pending the Merger	53
7.3	Claims Against Trust Account	54

Article VIII	ADDITIONAL AGREEMENTS	55

8.1	Proxy Statement; Registration Statement	55
8.2	The Buyer Stockholders’ Meeting and Newco Member’s Approval	57
8.3	Company Member Approval	57
8.4	Access to Information; Confidentiality	58
8.5	Exclusivity	59

ii

8.6	Post-Closing Equity Plans	59
8.7	Directors’ and Officers’ Indemnification	60
8.8	Notification of Certain Matters	60
8.9	Further Action; Reasonable Best Efforts	61
8.10	Public Announcements	61
8.11	Tax Matters	62
8.12	Stock Exchange Listing	64
8.13	Antitrust	64
8.14	PCAOB Audited Financials	65
8.15	Trust Account	65
8.16	Financing	65
8.17	Voting and Non-Redemption	66

Article IX	CONDITIONS TO THE MERGER	67

9.1	Conditions to the Obligations of Each Party	67
9.2	Conditions to the Obligations of the Buyer and Newco	68
9.3	Conditions to the Obligations of the Company	69

Article X	TERMINATION, AMENDMENT AND WAIVER	70

10.1	Termination	70
10.2	Effect of Termination	71
10.3	Amendment	71
10.4	Waiver	71

Article XI	GENERAL PROVISIONS	72

11.1	Notices	72
11.2	Nonsurvival of Representations, Warranties and Covenants	72
11.3	Severability	72
11.4	Entire Agreement; Assignment	73
11.5	Parties in Interest	73
11.6	Governing Law	73
11.7	Waiver of Jury Trial	73
11.8	Headings	74
11.9	Counterparts; Electronic Delivery	74
11.10	Specific Performance	74
11.11	No Recourse	74

Exhibits

A:	Form of Certificate of Incorporation
B:	Form of Bylaws
C:	Sponsor Letter Agreement
D:	Form of Registration Rights Agreement
E:	Form of Lock-up Agreement
F:	Form of Tax Receivable Agreement
G:	Form of Sponsor Warrant Lock-up Agreement
H:	For of Exchange Agreement
I:	Form of OpCo LLCA

iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”) is dated as of August 17, 2021, by and among Aldel Financial Inc., a Delaware corporation (the “Buyer”), Aldel Merger Sub LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Buyer (the “Newco”) and The Hagerty Group, LLC, a Delaware limited liability company (the “Company”). Each of the Buyer, Newco and the Company is also referred to herein as a “Party” and collectively, the “Parties.”

W I T N E S E T H:

WHEREAS, the Buyer is a blank check company formed for the sole purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, prior to the Closing (as defined below), the Buyer will file a second amended and restated certificate of incorporation (the “Buyer Certificate of Incorporation”)”) with the Secretary of State of Delaware substantially in the form attached as Exhibit A hereto and adopt bylaws substantially in the form attached as Exhibit B hereto which provide, among other things, that the Buyer will have two classes of common stock: Class A Common Stock and Class V Common Stock;

WHEREAS, prior to the date hereof, the Buyer will form Newco as a Delaware limited liability company and, upon the terms and subject to the conditions of this Agreement, at the Closing, Newco will be merged with and into the Company (the “Merger”), whereupon the separate limited liability company existence of Newco shall cease and the Company shall be the surviving company (the Company following the Merger is sometimes hereinafter referred to as the “OpCo”) and continue its existence under the Delaware Limited Liability Company Act (the “LLC Act”);

WHEREAS, at the Closing, the existing limited liability company agreement of the Company will be amended and restated, to, among other things, make the Buyer a member of the OpCo;

WHEREAS, the disinterested members of the Board of Directors of the Buyer (the “Buyer Board”) have unanimously (1) determined that the Merger is fair to, and in the best interests of, the Buyer and its stockholders, the Buyer and has approved and adopted this Agreement and declared its advisability and approved the Merger and the payment of the Equity Consideration and the Mixed Consideration to the members of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement (the “Transactions”), and (2) recommended the approval and adoption of this Agreement and the Transactions by the stockholders of the Buyer;

WHEREAS, the disinterested members of the Board of Managers of the Company (the “Company Board”) (1) have unanimously determined that the form, terms, and provisions of this Agreement, including all exhibits and schedules attached thereto are fair, advisable, and in the best interest of the Company and its members and has approved this Agreement, and (2) have recommended the approval and adoption of this Agreement to the members of the Company;

WHEREAS, the sole member of Newco (the “Newco Member”) has determined that the Merger is fair to, and in the best interests of, Newco and the sole member and approved and adopted this Agreement and declared its advisability and approved the Merger and the Transactions;

WHEREAS, the Buyer, the Company, Sponsor and each of the holders of the Sponsor Shares have, concurrently with the execution and delivery of this Agreement, entered into a sponsor letter agreement, dated as of the date hereof (the “Sponsor Letter Agreement”) substantially in the form attached hereto as Exhibit C, providing that, among other things, (1) the Sponsor will vote their Sponsor Shares in favor of the Buyer Proposals and in favor of any directors nominated by the Company, (2) the Sponsor will appear at the Buyer Stockholder Meeting (as defined below) for purposes of constituting a quorum, (3) the Sponsor will not exercise its Redemption Rights (as defined herein), and (4) the Sponsor will waive any adjustment to the conversion ratio set forth in the Buyer Organization Documents, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, the Buyer, certain members of the Company, certain stockholders of the Buyer and certain other parties, have, concurrently with the execution and delivery of this Agreement, entered into a Registration Rights Agreement to be effective as of the Closing Date (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit D;

WHEREAS, in connection with the Closing, the Sellers and certain equityholders thereof, shall enter into a Lock-up Agreement (the “Lock-up Agreement”) substantially in the form attached hereto as Exhibit E, pursuant to which the Buyer Class V Stock and Units included in the Merger Consideration shall be subject to a lock-up period of the earlier of (a) six (6) months from the Closing Date and (b) the expiration of the lock-up period applicable to the Sponsor Shares;

WHEREAS, in connection with the Closing, the Buyer, Markel Corporation (“Markel”), and Hagerty Holding Corp., a Delaware close corporation (“HHC”) shall enter into a Tax Receivable Agreement (the “Tax Receivable Agreement”) substantially in the form attached hereto as Exhibit F;

WHEREAS, concurrently with the execution of this Agreement, the Buyer is entering into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and the Buyer has agreed to issue and sell to the PIPE Investors, an aggregate number of Buyer Class A Common Stock set forth in the Subscription Agreements in exchange for an aggregate purchase price of $703,850,000 on the Closing Date (as defined herein), on the terms and subject to the conditions set forth therein (such equity financing hereinafter referred to as the “PIPE Financing”); and

WHEREAS, concurrently with the execution of this Agreement, (a) HHC has entered into a Voting and Election Agreement, pursuant to which HHC elected to receive the Mixed Consideration and (b) Markel (together with HHC, the “Sellers”) has entered into a Voting and Election Agreement, pursuant to which Markel elected to receive the Equity Consideration.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
DEFINITIONS

1.1            Definitions. The following terms, as used herein, have the following meanings:

“Action” means any litigation, suit, claim, action, proceeding, arbitration, audit or investigation by or before any Governmental Authority.

“Additional Agreements” means the Sponsor Letter Agreement, the Registration Rights Agreement, the Tax Receivable Agreement, the Lock-up Agreements, the OpCo LLCA, the Sponsor Warrant Lock-up Agreement, dated as of the Closing Date, and attached hereto as Exhibit G and the Exchange Agreement, dated as of the Closing Date, and attached hereto as Exhibit H.

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall include the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Cash Proceeds” means the aggregate cash available at Closing, such amount equal to the sum of (a) the Buyer’s Trust Account (after giving effect to redemptions by existing stockholders of the Buyer), (b) cash on the consolidated balance sheet of the Company as of the Closing Date and (c) the net proceeds of the PIPE Financing.

“Anti-Corruption Laws” means, as applicable (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the UK Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (e) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise Processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, firmware, middleware, equipment, workstations, routers, hubs, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and Processes, and any Software and systems provided via the cloud or “as a service,” that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Buyer Common Stock” means the Buyer Class A Common Stock and Buyer Class V Common Stock (if after the Effective Time) or Sponsor Shares (if prior to the Effective Time), as applicable.

“Buyer Excess” means the amount of Buyer Transaction Expenses less the Maximum Allowance; provided, that the Buyer Excess may not be less than zero.

“Buyer Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities; or (b) would prevent, materially delay or materially impede the performance by the Buyer or Newco of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Buyer Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Buyer operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (v) any actions taken or not taken by the Buyer as expressly required by this Agreement or any Additional Agreement, (vi) any event, circumstance change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions or (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Buyer is disproportionately and adversely affected thereby as compared with other participants in the industry in which the Buyer operates.

“Buyer Organizational Documents” means: (a) the Amended and Restated Certificate of Incorporation of the Buyer and (b) the bylaws of the Buyer.

“Buyer Transaction Expenses” means the Buyer’s Unpaid SPAC Fees plus the Transaction Expenses incurred by the Buyer as of the Closing (excluding expenses incurred in connection with arranging the PIPE Financing, but including expenses incurred in connection with the purchase of the Buyer’s directors’ and officers’ liability insurance policy as contemplated by Section 8.7).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Certificate of Formation” means the certificate of formation of the Company filed with the Delaware Secretary of State on September 23, 2009.

“Company Equity Interests” means all of the limited liability company equity interests of the Company.

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third party and licensed to the Company or any Company Subsidiary or that the Company or any Company Subsidiary otherwise has a right to use or purports to have a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (in the case of pandemic, including SARS-CoV-2 or COVID-19 pandemic, including any evolutions or mutations of the SARS-CoV-2 virus (the “COVID-19 Pandemic”) or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing)); (v) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Additional Agreement; (vi) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees, agents or Governmental Authorities) (provided, that this clause (vi) shall not apply to any representations or warranty set forth in Section 5.5 or Section 5.6); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided that this clause (vii) shall not prevent a determination that any event, circumstance, change or effect underlying such failure has resulted in a Company Material Adverse Effect); or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Buyer has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately and adversely affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Transaction Expenses” means the Transaction Expenses incurred by the Company as of the Closing (excluding expenses incurred in connection with arranging the PIPE Financing, but including expenses incurred in connection with the purchase of the Company’s directors’ and officers’ liability insurance policy as contemplated by Section 8.7).

“Company Transaction Expenses Differential” means the amount of Company Transaction Expenses incurred as of the Closing less $35,000,000; provided, that the Company Transaction Expenses Differential may not be less than zero.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any suppliers, customers or agents of the Company or any Company Subsidiaries that is not already generally available to the public, including any Intellectual Property rights.

“COVID-19 Response” means any reasonable action or reasonable inaction by the Company taken (or not taken), on or following March 1, 2020, to the extent reasonably necessary in the applicable jurisdiction, taking into account the scope and duration of such action or inaction in such jurisdiction, to comply with any workforce reduction, quarantine, “shelter in place,” “stay at home,” curfew, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any United States Governmental Authority, including the Centers for Disease Control and Prevention, in each case, in response to the COVID-19 Pandemic, including the CARES Act and Families First Act.

“Data Processor” means a natural or legal Person, public authority, agency or other body which Processes Personal Information on behalf of, at the direction of or while providing services to the Company.

“Disabling Devices” means Software, viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, spyware, malware, worms, other computer instructions, intentional devices, techniques, other technology, disabling codes, instructions, or other similar code or software routines or components that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, delete, maliciously encumber, hack into, incapacitate, perform unauthorized modifications, infiltrate or slow or shut down a computer system or data, Software, system, network, other device, or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP, or Business Systems from misuse.

“Employee Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), any nonqualified deferred compensation plan subject to Section 409A of the Code, and each other material retirement, health, welfare, cafeteria, bonus, commission, stock option, stock purchase, restricted stock, other equity or equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay, vacation, and similar plan, program, policy, practice, agreement, or arrangement, whether written or unwritten.

“Environmental Laws” means any Laws relating to pollution or protection of the environment or human health and safety (in respect of exposure to Hazardous Substances), including such Laws relating to the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances.

“Equity Consideration” means a number of Units and Buyer Class V Common Stock, in each case equal to (a) the Exchange Ratio multiplied by (b) (i) the number of Company Equity Interests owned by Markel as of the Closing divided by (ii) the total number of issued and outstanding Company Equity Interests as of the Closing.

“Equity Value” means an amount equal to $3,000,000,000.00 less the Company Transaction Expenses Differential.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the following ratio: the quotient obtained by dividing (a) the Equity Value by (b) the Reference Price.

“Governmental Authority” means any United States, non-United States or multi-national government entity, body or authority, including (a) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (b) any non-United States or multi-national government or governmental authority or any political subdivision thereof or (c) any United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator.

“Hazardous Substances” means any substances, wastes, or materials defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “pollutants” or “contaminants” under any Environmental Law, including any petroleum or refined petroleum products, radioactive materials, asbestos or polychlorinated biphenyls.

“HHC” has the meaning set forth in the recitals hereto.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all of the worldwide intellectual property and proprietary rights (including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any) associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) patents, industrial designs, utility models, supplementary protection certificates, inventor’s certificates, certificates of invention, and all applications (including provisional and non-provisional applications) and registrations therefore, together with all reissues, continuations, continuations-in-part, divisionals, revisions, renewals, extensions, counterparts, validations, and reexaminations thereof, (b) trademarks and service marks, trade dress, product configurations, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, extensions, designations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (d) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information, (e) Internet domain names, internet websites, and social media accounts, (f) rights of publicity, and (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including all Software.

“knowledge” or “to the knowledge” of a Person means in the case of the Company, the actual knowledge of the Persons listed on Section 1.1(A)(1) of the Company Disclosure Schedule, and in the case of the Buyer, the actual knowledge of the Persons listed on Section 1.1(A)(1) of the Buyer Disclosure Schedule, in each case, after reasonable inquiry of direct reports.

“Lien” means any lien, security interest, mortgage, deed of trust, defect of title, easement, right of way, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“Material Company Subsidiaries” means (a) Hagerty Insurance Agency, LLC, a Delaware limited liability company, (b) Hagerty Management, LLC, a Delaware limited liability company, (c) Hagerty Drivers Club, LLC, a Delaware limited liability company and (d) Hagerty Reinsurance Limited, a company organized under the laws of Bermuda.

“Maximum Allowance” means, with respect to Buyer’s Transaction Expenses, $10,150,000.

“Merger Consideration” means, as applicable, the Mixed Consideration and the Equity Consideration.

“Mixed Consideration” means the sum of (a) the Secondary Cash Consideration plus (b) a number of Units and Buyer Class V voting non-economic common stock (“Buyer Class V Common Stock”), in each case equal to (i) the Exchange Ratio multiplied by (ii) (A) the number of Company Equity Interests owned by HHC as of the Closing divided by (B) the total number of issued and outstanding Company Equity Interests as of the Closing minus (iii) (A) the quotient of the Secondary Cash Consideration divided by (B) the Reference Price.

“Newco Certificate of Formation” means the certificate of formation of Newco, dated as of August 5, 2021.

“Newco Organizational Documents” means the Newco Certificate of Formation and the limited liability company agreement of Newco.

“New ESPP” means the “employee stock purchase plan” (within the meaning of Section 423 of the Code) to be implemented by the Buyer following the Closing, under which a maximum of fifteen percent (15%) of the then-issued and outstanding shares of Buyer Common Stock shall initially be available for sale.

“New Incentive Plan Size” means ten percent (10%) of Buyer Common Stock on an as-converted basis and an annual “evergreen” increase of five percent (5%) of the shares of Buyer Common Stock outstanding as of the day prior to such increase.

“Open Source Software” means any Software in source code form that is licensed pursuant to (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (b) any license to Software that is considered “free” or “open source software” by the Open Software Foundation or the Free Software Foundation, or any of their successor organizations, (c) the Server Side Public License or (d) any Software requires as a condition of use, modification or distribution that any other Software distributed or used therewith be disclosed, licensed or distributed in source code form, be redistributable at no charge or be licensed for the purpose of making derivative works.

“Ordinary Course of Business” means, at any given time, the ordinary course of operations of the business, consistent in all material respects with past practice and any COVID-19 Response taken by the Company.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the Ordinary Course of Business, or deposits to obtain the release of such Liens, (c) Liens for Taxes that are not yet due and delinquent, or if delinquent, that are being contested in good faith, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that are not violated in any material respect by the Company’s or any Company Subsidiary’s current use of the assets that are subject thereto, (e) revocable, non-exclusive licenses (or sublicenses) of Company Owned IP granted in the Ordinary Course of Business, (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions or record) that do not materially interfere with the present uses of such real property, (g) Liens identified in the Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest. “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means information relating an identified or identifiable Person, device, or household including but not limited to “personal information,” “personal data,” “personally identifiable information” or similar terms as defined by Privacy Laws.

“Privacy Laws” means all applicable Laws, industry requirements, and contracts governing the Processing of Personal Information, including, to the extent applicable: (a) the following Laws and their implementing regulations: the Fair Credit Reporting Act, 15 U.S.C. 1681; the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act, 15 U.S.C. § 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Telemarketing and Consumer Fraud and Abuse Prevention Act, 15 U.S.C. § 6101 et seq.; Children’s Online Privacy Protection Act, 15 U.S.C. §§ 6501 et seq.; the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act (“HITECH”); the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. § 2701-12; California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 NYCRR 500; and the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa, et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); state data security Laws, state data breach notification Laws, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing), and all implementing regulations and requirements, and other similar Laws; (b) each applicable contract relating to the Processing of Personal Information; and (c) each applicable rule, codes of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.

“Processing”, “Process” or “Processed”, with respect to data, means any collection, access, acquisition, storage, protection, use, re-use, disposal, disclosure, re-disclosure, destruction, transfer, modification, or any other processing (as defined by any applicable Privacy Law) of such data.

“Redemption Rights” means the right of the holders of shares Buyer Common Stock to redeem all or a portion of their shares of Buyer Common Stock (in connection with the Transactions or otherwise) as set forth in the organizational documents of the Buyer.

“Reference Date” means January 1, 2018.

“Reference Price” means $10.00.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an issued patent or registration (or a patent application or an application for registration), including domain names.

“Representatives” means, with respect to any person, such Person’s directors, managers, officers, employees, agents or advisors, investment bankers, attorneys, accountants and other authorized advisors or representatives.

“Requisite Approval” means the approval of this Agreement, the Additional Agreements and the Transactions by at least the number of Company Equity Interests required pursuant to the LLC Act, the Company certificate of formation, the limited liability company agreement of the Company and any other contract to which the Company is party or otherwise bound.

“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, (b) the government of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region) or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those applicable, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury or (e) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“SAP” means the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable insurance regulator under the insurance law of an insurance company’s domiciliary jurisdiction.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Secondary Cash Consideration” means $450,000,000.00 plus the amount by which the sum of the amount in the Trust Account (after giving effect to redemptions by existing stockholders of the Buyer), plus the aggregate amount of the PIPE Financing exceeds $750,000,000; provided, that such additional sum shall not exceed $50,000,000. The Secondary Cash Consideration is included in the Mixed Consideration.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Sponsor” means Aldel Investors LLC, a Delaware limited liability company.

“stockholder” means a holder of stock or shares, as appropriate.

“Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are controlled or owned, directly or indirectly, by the Company.

“Tax” or “Taxes” means any and all taxes (including any similar duties, levies or other governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, license, severance, capital, production, ad valorem, excise, windfall profits, real property, personal property, sales, use, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with interest, penalties, and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case filed or required to be filed with a Governmental Authority.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Additional Agreements, and all other agreements, certificates and instruments executed and delivered by the Buyer, Newco or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees).

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Units” means units of equity interests in OpCo.

“Unpaid SPAC Fees” means Buyer’s unpaid or contingent liabilities, including but not limited to any fees and expenses associated with the Buyer’s initial public offering and operations prior to the date hereof.

“Virtual Data Room” means the virtual data room established by the Company and its Representatives labeled “Project GTO” hosted by Datasite.

1.2            Index of Defined Terms. Each of the following terms is defined in the Section set forth below opposite such term:

Buyer SEC Reports	Section 6.7(a)	Company Subsidiary	Section 5.1(a)
Buyer Stockholder Approval	Section 8.2(a)	Contributed Cash	Section 4.2
Affiliate Contract	Section 5.26(a)	COVID-19 Pandemic	Section 1.1
Affordable Care Act	Section 5.14(k)	Data Security Requirements	Section 5.17(h)
Agreement	Preamble	Effective Time	Section 3.2
Alternative PIPE Financing	Section 8.16(b)	Environmental Permits	Section 5.19
Alternative Subscription Agreement	Section 8.16(b)	ERISA Affiliate	Section 5.14(c)
Alternative Transaction	Section 8.5	Excess	Section 4.4(a)
Antitrust Laws	Section 8.13(a)	Exchange Agent	Section 4.3(a)
Audited Financial Statements	Section 5.7(a)	Exchange Fund	Section 4.3(a)
Blue Sky Laws	Section 5.5(b)	Final Allocation	Section 8.11(b)
Business Combination	Section 7.3	Financial Statements	Section 5.7(b)
Buyer	Preamble	Flow-Through Return	Section 8.11(a)
Buyer Board	Recitals	GAAP	Section 5.7(a)
Buyer Certificate of Incorporation	Recitals	Hagerty Re	Section 5.9(a)
Buyer Class A Common Stock	Section 6.3(a)	HHC	Recitals
Buyer Stockholders’ Meeting	Section 8.1(a)	Information Security Program	34
Buyer Warrants	Section 6.3(b)	Initial Financial Information	Section 8.1(b)
Certificate of Merger	Section 3.1	Intended Tax Treatment	Section 3.10
Closing	Section 3.2	Interim Financial Statements	Section 5.7(b)
Closing Date	Section 3.2	Interim Financial Statements Date	Section 5.7(b)
Company	Preamble	IPO	Section 7.3
Company Board	Recitals	IRS	Section 5.14(b)
Company Disclosure Schedule	Article V	Law	Section 5.5(a)
Company Member Approval	Section 5.23	LLC Act	Recitals
Company Officer’s Certificate	Section 9.2(c)	Lock-up Agreement	Recitals
Company Permits	Section 5.6	Material Contracts	Section 5.20(a)
Company Producer	Section 5.11	Maximum Allowance	Section 4.4
Company Stockholders Meeting	Section 8.3	Maximum Annual Premium	Section 8.7(b)

Merger Payment Schedule	Section 4.3(h)	Reinsurance Contract	Section 5.9(a)
Minimum Available Cash Condition	Section 9.3(f)	Released Claims	Section 7.3
New Incentive Plan	Section 8.1(a)	Remedies Exceptions	Section 5.4
Newco	Preamble	Required Financials	Section 8.1(b)
Newco Member	Recitals	Sellers	Recitals
Newco Unit	Section 4.1(b)	Sponsor Letter Agreement	Recitals
Non-Disclosure Agreement	Section 8.4(b)	Subscription Agreements	Recitals
Nonparty Affiliate	Section 10.11	Tax Accounting Firm	Section 8.11(b)
NYSE	Section 6.7(d)	Tax Positions	Section 8.11(d)
OpCo	Recitals	Tax Receivable Agreement	Recitals
OpCo LLCA	Section 3.3	Terminating Buyer Breach	Section 10.1(g)
Outside Date	Section 10.1(b)	Terminating Company Breach	Section 10.1(f)
PCAOB Audited Financials	Section 8.14	The Buyer Disclosure Schedule	Article VI
PIPE Financing	Recitals	the Buyer Proposals	Section 8.1(a)
PIPE Investors	Recitals	ThinkEquity	Section 6.14
Plans	Section 5.14(a)	Transaction Expenses	Section 4.4
Pre-Closing Returns	Section 8.11(a)	Transactions	Recitals
Producer	Section 5.10(a)	Trust Account	Section 6.13
Prospectus	Section 7.3	Trust Agreement	Section 6.13
Proxy Statement	Section 8.1(a)	Trust Fund	Section 6.13
Public Stockholders	Section 7.3	Trustee	Section 6.13
Registration Rights Agreement	Recitals	WARN	Section 5.15
Registration Statement	Section 8.1(a)	Written Consent	Section 8.3

Article II
CONSTRUCTION

2.1            Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and references to any Law shall include all rules and regulations promulgated thereunder and (ix) references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b)            The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article III
THE MERGER

3.1            Closing Transactions. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, pursuant to an appropriate certificate of merger (the “Certificate of Merger”) and in accordance with the applicable provisions of the LLC Act, Newco shall be merged with and into the Company. Following the Merger, the separate limited liability company existence of Newco shall cease, and the Company shall continue as the OpCo in the Merger.

3.2            Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article X, the closing of the Merger (the “Closing”) shall take place by electronic exchange of executed documents, at 10:00 a.m., Eastern time, subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the Parties shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of LLC Act and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the LLC Act. The Merger shall become effective at such date and time as a Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date and time as Newco and the Company shall agree in writing and shall specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

3.3            Certificate of Formation; Limited Liability Company Agreement.

(a)            At the Effective Time, by virtue of the Merger and without any action on the part of Newco or the Company, the certificate of formation of the Company shall become the certificate of formation of OpCo.

(b)            At the Effective Time, and without any further action on the part of the Company or Newco, the existing limited liability company agreement of the Company shall be terminated in accordance with its terms, the certificate of formation of the OpCo, and as provided by Law.

3.4            Limited Liability Agreement of the OpCo. The Parties shall take all actions necessary so that at the Effective Time an amended and restated limited liability company agreement of OpCo shall be entered into and duly executed and adopted as required under the LLC Act, substantially in the form attached as Exhibit I hereto (the “OpCo LLCA”).

3.5            Board of Managers and Officers; Buyer Board.

(a)            Each of the Parties will take all such action within its power as may be necessary or appropriate such that effective as of the Effective Time the sole manager of the OpCo and the initial officers of the OpCo shall be the individuals set forth on Section 3.5(a) of the Company Disclosure Schedule with each such individual holding the title set forth opposite his or her name as listed therein, each to hold office in accordance with the OpCo LLCA.

(b)            The Parties shall cause the Board and the officers of the Buyer as of immediately following the Effective Time to be the individuals set forth on Section 3.5(b) of the Company Disclosure Schedule with each such individual holding the title set forth opposite his or her name as listed therein; provided, that (i) the Company shall be entitled to identify eight (8) nominees to the Buyer Board for inclusion in the Proxy Statement and (ii) the Buyer shall be entitled to identify one (1) nominee to the Buyer Board for inclusion in the Proxy Statement, which manager shall be reasonably acceptable to Sellers.

3.6            Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the relevant provisions of the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Newco shall vest in the OpCo, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Newco shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the OpCo.

3.7            No Further Ownership Rights in Company Equity Interests. At the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Equity Interests on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of Company Equity Interests outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Equity Interests, except as otherwise provided for herein or by Law.

3.8            Withholding Rights. Notwithstanding anything to the contrary contained in this Agreement, the Buyer, the Company, OpCo and the Exchange Agent shall be entitled to deduct and withhold from any payments required pursuant to this Agreement or any Additional Agreement, such amounts as are required to be deducted and withheld to pay over to the applicable Governmental Authority with respect to any such deliveries and payments under the Code or any provision of Tax Law; provided, however, that the Buyer will provide the Company with written notice at least five (5) Business Days prior to any such deduction or withholding (other than deductions or withholdings with respect to amounts treated as compensation for applicable Tax purposes), such notice to include reasonable detail and the authority and method of calculation for the proposed deduction or withholding, and (a) the Buyer and/or the applicable withholding agent shall consider in good faith any claim by the Company that such deduction or withholding is not required or should be imposed at a reduced rate and (b) the Buyer and/or the applicable withholding agent shall cooperate with the Company in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by cooperating with the submission of any certificates or forms to establish an exemption from, reduction in, or refund of any such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

3.9            Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the OpCo with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the OpCo are fully authorized in the name and on behalf of the Company, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

3.10          Tax Treatment of the Transaction. The Parties acknowledge and agree that for U.S. federal income Tax purposes and applicable state and local Tax purposes, they intend that (a) the receipt of Secondary Cash Consideration (and any associated rights under the Tax Receivable Agreement) be treated as a sale as of the Closing Date of a portion of the Company Equity Interests held by HHC and a purchase of such Company Equity Interests by the Buyer from HHC, in a transaction described in Section 741 of the Code (and any similar applicable state or local provisions of Tax law), (b) the Merger be treated as resulting in a continuation of the Company for U.S. federal income Tax purposes and applicable state and local Tax purposes, (c) the receipt by each of Markel and HHC of the Equity Consideration and the Mixed Consideration (other than Secondary Cash Consideration), respectively, be treated as a recapitalization of each of Markel and HHC’s partnership interests in the Company in a transaction that is disregarded for U.S. federal income Tax purposes and applicable state and local Tax purposes, and (d) the contribution by the Buyer of the assets of Newco immediately prior to the Merger to OpCo be governed by Section 721 of the Code (and any similar applicable state and local provisions of Tax law) (collectively, the “Intended Tax Treatment”).

Article IV
CONVERSION OF UNITS; CLOSING MERGER CONSIDERATION

4.1            Conversion of Units. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, Newco, the Company or the Sellers:

(a)            The Company Equity Interests that are issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into:

(i)            in the case of Markel, Markel’s right to receive, without interest, the Equity Consideration; and

(ii)           in the case of HHC, HHC’s right to receive, without interest, the Mixed Consideration.

As of such Effective Time, all Company Equity Interests shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Article IV.

(b)            The units of equity interests of Newco (the “Newco Units”) that are issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the Buyer, be converted into an aggregate number of Units equal to the number of Buyer’s Class A Common Stock and Sponsor Shares issued and outstanding immediately prior to the Effective Time.

(c)            Each Sponsor Share that is issued and outstanding immediately prior to the Effective Time shall be automatically converted to one share of Buyer Class A Common Stock.

4.2            Buyer Contribution. On the terms and subject to the conditions set forth herein, on the Closing Date, at the Effective Time, the Buyer shall contribute to OpCo, as a capital contribution in exchange for a portion of the Units acquired in connection with the Merger, (a) the Aggregate Cash Proceeds less (b) the Buyer Transaction Expenses (the “Contributed Cash”).

4.3            Exchange of Company Equity Interests.

(a)            Exchange Agent. On the Closing Date, the Buyer shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by the Buyer and that is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the Sellers, for exchange in accordance with this Article IV, (i) an instrument or instruments representing the number of Buyer Common Stock issuable by the Buyer pursuant to Section 4.1 and (ii) cash in an amount equal to the Secondary Cash Consideration (collectively, the “Exchange Fund”). As promptly as practicable after the Effective Time, the Buyer shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Merger Consideration out of the Exchange Fund in accordance with the applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose.

(b)            Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), the Buyer shall cause the Exchange Agent to deliver to each Seller, as of immediately prior to the Effective Time, represented by book-entry, the Merger Consideration in accordance with the provisions of Section 4.1(a) and such Company Equity Interests shall forthwith be cancelled.

(c)            Surrender. The Merger Consideration payable upon conversion of the Company Equity Interests in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Equity Interests.

(d)            Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Buyer Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Equity Interests for one (1) year after the Effective Time shall be delivered to the Buyer, upon demand, and any Sellers who have not theretofore complied with this Section 4.3 shall thereafter look only to the Buyer for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Equity Interests as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Buyer free and clear of any claims or interest of any person previously entitled thereto.

(f)             No Liability. None of the Exchange Agent, the Buyer or OpCo shall be liable to any Seller for any Company Equity Interests (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 4.3.

(g)            Fractional Shares. No certificates or scrip or shares representing fractional Buyer Common Stock shall be issued upon the exchange of Company Equity Interests and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of the Buyer or a holder of the Buyer Common Stock. In lieu of any fractional share of the Buyer Common Stock to which any holder of Company Equity Interests would otherwise be entitled, the Exchange Agent shall round down to the nearest whole share of the Buyer Common Stock, as applicable. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(h)            Merger Payment Schedule. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to the Buyer and the Exchange Agent a schedule (the “Merger Payment Schedule”) showing the percentage allocation of the Merger Consideration to each of the Sellers at the Closing as well as the corresponding number of Buyer Common Stock to be issued to and cash to be paid to such Sellers pursuant to Section 4.1.

(i)             Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Equity Interests shall have been lost, stolen or destroyed, the Buyer shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration.

4.4            Payment of Expenses. The Buyer and the Company will each pay their respective expenses (including fees and expenses of legal counsel, investment bankers, brokers, finders, and other Representatives or consultants) in connection with this Agreement and the Transactions contemplated hereby (collectively, the “Transaction Expenses”); provided, that (a) the fees, costs and expenses incurred in connection with (i) obtaining customary D&O tail policies, (ii) filing for antitrust and regulatory approvals, (iii) the preparation, filing and mailing of the Form S-4, and (iv) arranging the PIPE Financing, shall be borne and paid when due fifty percent (50%) by the Buyer and fifty percent (50%) by the Company, and (b) immediately after the Closing, the aforementioned Transaction Expenses, and any Transfer Taxes arising as a result of the consummation of the Transactions contemplated by this Agreement, will be paid from the capital of the Buyer.

4.5            Buyer Transaction Expenses. In the event that, at the Effective Time, there is a Buyer Excess, Sponsor shall elect (and cause) one of the following to occur without any action on the part of the Buyer, Newco, the Company or Sellers:

(a)            the Equity Value shall be deemed to be increased by an amount equal to the Buyer Excess;

(b)            a number of Sponsor Shares and/or warrants, as determined by the Sponsor, having a value equal to the Buyer Excess shall be cancelled; provided that the value of each Sponsor Share shall be the Reference Price; or

(c)            Sponsor shall pay an amount equal to the Buyer Excess in cash to the Buyer concurrently with the Closing.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company to the Buyer and Newco in connection with this Agreement (the “Company Disclosure Schedule”) (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent to the Buyer on its face or cross-referenced), the Company hereby represents and warrants to the Buyer and Newco as follows:

5.1            Organization and Qualification; Subsidiaries.

(a)            The Company and each Subsidiary of the Company (each a “Company Subsidiary”), is a corporation, company or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Material Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

(b)            A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 5.1(b) of the Company Disclosure Schedule. Except as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

5.2            Certificate of Formation and Limited Liability Company Agreement. The Company has prior to the date of this Agreement made available to the Buyer in the Virtual Data Room a complete and correct copy of the certificate of incorporation or formation and the bylaws or equivalent organizational documents, each as amended, restated or otherwise modified to date, of the Company and each Material Company Subsidiary. Such certificates of incorporation or formation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Material Company Subsidiary is in violation of any of the provisions of its certificate of formation or incorporation, bylaws or equivalent organizational documents.

5.3            Capitalization.

(a)            All of the issued and outstanding Company Equity Interests have been duly authorized and validly issued in accordance with all Laws, including all applicable federal securities Laws, and the organizational documents of the Company, and are fully paid and nonassessable and, except as set forth in Section 5.3(a) of the Company Disclosure Schedule, are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Company Equity Interests). Section 5.3(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the Company Equity Interests that are authorized, issued or outstanding and the record and beneficial owners of such equity interests. Except as set forth in Section 5.3(a) of the Company Disclosure Schedule, there are no other authorized, issued or outstanding Company Equity Interests.

(b)            Other than as set forth in Section 5.3(b) of the Company Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, arrangements or commitments of any character relating to the issued or unissued Company Equity Interests or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any equity interests or voting interests in, or any securities convertible into or exchangeable or exercisable for equity or voting interests in, the Company or any Company Subsidiary.

(c)            As of the date hereof, except as set forth on Section 5.3(c) of the Company Disclosure Schedule, neither the Company nor any Material Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Material Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares, or other securities or ownership interests in, the Company or any Material Company Subsidiary. Except as set forth on Section 5.3(c) of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Equity Interests or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Material Company Subsidiary is not a party, with respect to the voting or transfer of the Company Equity Interests or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. Except for the Company Subsidiaries, the Company does not own any equity interests in any person.

(d)            Except as set forth on Section 5.3(d) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any units of the Company or any capital stock of any Material Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e)            Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth on Section 5.3(e) of the Company Disclosure Schedule, each such share is owned one hundred percent (100%) by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their respective organizational documents.

(f)             Except for the Company Equity Interests held by the members of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(g)            All outstanding Company Equity Interests and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (i) applicable federal securities Laws and other applicable Laws and (ii) any preemptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

5.4            Authority Relative to This Agreement. The Company has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Member Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Member Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the LLC Act). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer and Newco, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions. To the knowledge of the Company, no other state takeover Law is applicable to the Merger or the other Transactions.

5.5            No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by LLC Act and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions set forth on Section 5.5(a) of the Company Disclosure Schedule, including the Written Consent, being made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of formation or bylaws or any equivalent organizational documents of the Company or any Material Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (“Law”) applicable to the Company or any Material Company Subsidiary or by which any property or asset of the Company or any Material Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Material Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)            The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and those filings and approvals set forth on Section 5.5(b) of the Company Disclosure Schedule and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

5.6            Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary under Law applicable and necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

5.7            Financial Statements; Records.

(a)            Correct and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020 (collectively, the “Audited Financial Statements”) and the related condensed statements of income and cash flows for the fiscal year then ended are attached as Section 5.7(a) of the Company Disclosure Schedule. The Audited Financial Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)            The Company has made available to the Buyer in the Virtual Data Room true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2021 (the “Interim Financial Statements Date”), and the related unaudited condensed consolidated income statement of the Company and the Company Subsidiaries for the six-month period then ended (collectively, the “Interim Financial Statements”, together with the Audited Financial Statements, the “Financial Statements”). The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and, except as otherwise noted therein, fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the Interim Financial Statements Date and for the period indicated therein, and subject to normal year-end adjustments and the absence of footnotes.

(c)            Except as and to the extent set forth on the Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the Ordinary Course of Business since the Interim Financial Statements Date; (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party; or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d)            Since the Reference Date, neither the Company nor any Material Company Subsidiary has received written notice of any complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Material Company Subsidiary.

(e)            To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

5.8            Insurance Agency Subsidiaries. Except as would not be material to the Company and the Company Subsidiaries (taken as a whole): (a) Hagerty Re is duly licensed or authorized or otherwise eligible to transact the business of reinsurance in Bermuda, where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted; and (b) the Company Subsidiaries that operate as insurance agencies, subject to the insurance Laws of the states in which they operate, are duly licensed or authorized or otherwise eligible to conduct their business as currently conducted.

5.9            Reinsurance.

(a)            Each currently in-force reinsurance treaty, contract or agreement to which Hagerty Reinsurance Limited, a company formed under the Laws of Bermuda and wholly-owned Subsidiary of the Company (“Hagerty Re”), is a party and has any existing rights or obligations (a “Reinsurance Contract”) is a legal, valid and binding obligation of Hagerty Re and, to the knowledge of the Company, as of the date hereof, each other party to such Reinsurance Contract. Each such Reinsurance Contract is enforceable against Hagerty Re and, to the knowledge of the Company, as of the date hereof, each other party to such Reinsurance Contract in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)) and is in full force and effect.

(b)            There are no pending, or to the knowledge of the Company, threatened in writing Actions with respect to any reinsurance agreement between Hagerty Re and a ceding company.

5.10          Producers. To the knowledge of the Company and as of the date hereof:

(a)            each insurance agent, marketer, underwriter, wholesaler, broker, distributor or other producer (other than Company Producers) that wrote, sold, produced or marketed any insurance policies on behalf of the Company or any of the Company Subsidiaries (each, a “Producer”), at the time such Producer wrote, sold, produced or marketed such insurance policy, was duly licensed as required by applicable insurance Law (for the type of business written, sold, produced or marketed on behalf of the Company or a Company Subsidiary), except for such failures to be so licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations or which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect; and

(b)            there are no suits, actions, proceedings or arbitrations pending or threatened in writing against the Company and/or any of the Company Subsidiaries with respect to the sale or marketing of any insurance policies, except for such claims or complaints as, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

5.11            Company Producers. To the knowledge of the Company, as of the date hereof:

  (a)            each insurance agent, marketer, underwriter, wholesaler, broker, distributor or other producer that is a Company Subsidiary, and each individual that is employed as an agent, broker or other producer by such Company Subsidiary (each such Company Subsidiary or individual, a “Company Producer”) that wrote, sold, produced or marketed any insurance policies on behalf of the Company or any of the Company Subsidiaries, at the time such Company Producer wrote, sold, produced or marketed such insurance policies, was duly licensed as required by applicable insurance Law (for the type of business written, sold, produced or marketed on behalf of the Company or any Subsidiary), except for such failures to be so licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations or which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect; and

  (b)            there are no suits, actions, proceedings or arbitrations pending or, to the knowledge of the Company, threatened in writing against the Company and/or any of its Subsidiaries with respect to the sale or marketing of any insurance policies, except for such claims or complaints as, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

5.12            Absence of Certain Changes or Events. From the Interim Financial Statements Date to the Effective Date, except as otherwise reflected in the Financial Statements or set forth on Section 5.12 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement: (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business, other than due to any COVID-19 Response, (b) neither the Company nor any Company Subsidiary has sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title or interest in or to any of their respective material assets (including any Company Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company Owned IP impliedly granted in the Ordinary Course of Business as part of a sale or lease of a good or service, (c) there has not been a Company Material Adverse Effect and (d) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.1.

5.13            Absence of Litigation. Except as set forth in Section 5.13 of the Company Disclosure Schedule, there is no material Action pending or, to the knowledge of the Company, threatened by or against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case, except as would not have or reasonably be expected to have a Company Material Adverse Effect.

5.14            Employee Benefit Plans.

  (a)            Section 5.14(a) of the Company Disclosure Schedule lists all material Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any liability (collectively, whether or not material, the “Plans”).

  (b)            With respect to each Plan, the Company has made available to the Buyer in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement (or if no such copy exists, a written description of the material terms thereof), (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter, (v) any material, non-routine correspondence from any Governmental Authority with respect to any Plan during the past three (3) years and (vi) the most recent written results of all required compliance testing.

  (c)            None of the Plans is or was during the past six (6) years, nor does the Company or any Company Subsidiary have or reasonably expect to have any liability or obligation (including on account of an ERISA Affiliate) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company or any Company Subsidiary would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.

  (d)            Except as set forth on Section 5.14(d) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual, and (ii) the Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

  (e)            None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, medical or other welfare benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except (i) as may be required under Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder or (ii) as may be provided to a former employee during his or her severance period.

  (f)             Each Plan has been administered and maintained and funded in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and each Company Subsidiary have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the Ordinary Course of Business).

  (g)            Each Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion or advisory letter from the IRS, and to the knowledge of the Company nothing has occurred with respect to the operation of any such Plan which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

  (h)            There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company or any Company Subsidiary that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any Company Subsidiary may be liable.

  (i)             Neither the Company nor any Company Subsidiary has or could reasonably be expected to have any material liability (including on account of an ERISA Affiliate) under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder.

  (j)             Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

  (k)             Each Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in material compliance with the requirements of the Affordable Care Act. Neither the Company nor any of its Subsidiaries has attempted to maintain the grandfathered heath plan status under the Affordable Care Act of any Plan.

5.15            Labor and Employment Matters.

  (a)            (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees, independent contractors or job applicants; (ii) neither the Company nor any Company Subsidiary is, nor has either the Company or any Company Subsidiary been since the Reference Date, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

  (b)            The Company and the Company Subsidiaries are and have been since the Reference Date in material compliance in all respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws (collectively (“WARN”)), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, payment of wages, hours of work, classification of employees (both as exempt or non-exempt, and as employee or independent contractor), and collective bargaining as required by Law and the appropriate Governmental Authority and are not liable for any material arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

  (c)            During the past three (3) years, (i) no allegations of sexual or other harassment or misconduct have been made against any director, officer, executive or manager of the Company or the Company Subsidiaries and (ii) no legal action or proceeding of any kind is pending or, to the knowledge of the Company, threatened, and no settlement agreement has been entered into, with respect to one of more of the Company or the Company Subsidiaries involving allegations of sexual or other harassment or misconduct by any such employee.

  (d)            During the past three (3) years, none of the Company or the Company Subsidiaries has implemented any employee layoffs or plant closings that would implicate WARN without satisfying all applicable requirements under WARN Laws. The Company and the Company Subsidiaries affirm that they have no outstanding WARN liability.

  (e)            All employees of the Company and the Company Subsidiaries are legally authorized to work in the location where assigned, and the Company and the Company Subsidiaries maintain accurate records concerning all I-9 filings for employees working in the United States.

5.16            Real Property. Except as set forth in Section 5.16 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns or leases any real property.

5.17            Intellectual Property.

  (a)            Section 5.17(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Registered Intellectual Property constituting Company Owned IP (showing in each case, as applicable, the filing date, date of issuance, expiration date and registration or application number, registrar or office, and the owner).

  (b)            Other than as set forth in Section 5.17(b) of the Company Disclosure Schedule, the Company or one of the Company Subsidiaries owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company Licensed IP. All Registered Intellectual Property is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any material Company Owned IP is threatened in writing, or, to the Company’s knowledge, pending. Neither the Company nor the Company Subsidiaries have disclosed to any other person, except for their employees and contractors any source code of the material Software within the Company Owned IP, and no such Person will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement.

  (c)            The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce the secrecy, confidentiality and value of its trade secrets and other material Confidential Information, and has executed a written agreement with each current and former officer and employee, contractor or other person involved in the development or creation of any material Intellectual Property on behalf of Company or any of the Company Subsidiaries obligating such Person to maintain the confidentiality of such trade secrets and other material Confidential Information. To the knowledge of the Company, (i) there has not been any breach by any such Persons to any such agreement, and (ii) no present or former officer, director, employee, agent or contractor has misappropriated any trade secrets or material Confidential Information of any third person in the course of the performance of responsibilities to the Company and the Company Subsidiaries or of Company and the Company Subsidiaries..

  (d)            Other than as set forth in Section 5.17(d) of the Company Disclosure Schedule, except as would not be material to the Company and the Company Subsidiaries, taken as a whole: (i) since the Reference Date, there have been no claims filed and served or claims threatened in writing, against the Company or any Company Subsidiary, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property of other persons (including any unsolicited written demands or written offers to license any Intellectual Property from any other person); (ii) since the Reference Date, the operation of the business of the Company and the Company Subsidiaries has not and does not infringe, misappropriate or violate, any Intellectual Property of other persons provided that, with respect to patents and trademarks, such representation is made only to the Company’s knowledge; (iii) since the Reference Date, to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company Owned IP; (iv) there is no Action pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, concerning Company IP; and (v) neither the Company nor any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, any Governmental Authority, in each case, that would materially restrict or impair Company’s or Company Subsidiaries’ ownership, registrability, enforceability, use or distribution of Company Owned IP.

  (e)            Other than as set forth in Section 5.17(e) of the Company Disclosure Schedule, all Persons who have contributed, developed or conceived any Company Owned IP that is material to the Company and the Company Subsidiaries, taken as a whole, have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries pursuant to which such Persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such Person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary except where the Company or a Company Subsidiary owns such Intellectual Property by operation of law.

  (f)            The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) in a manner that would require the Company or any Company Subsidiary to publicly disclose any source code that is part of the Company Owned IP.

  (g)            The Business Systems are sufficient in all material respects for the current needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s knowledge since the Reference Date, there has not been any material failure with respect to any of the Business Systems that are material to the conduct of the Company’s business that has not been remedied or replaced in all material respects.

  (h)            The Company and each of the Company Subsidiaries currently and since the Reference Date have complied in all material respects with (i) all Privacy Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy, data protection, data usage, data security, or other policies of the Company or a Company Subsidiary, respectively, published on a Company website or otherwise made publicly available by the Company or a Company Subsidiary concerning the Processing of Personal Information or Business Data, (iii) industry standards to which the Company or any Company Subsidiary is bound to adhere, including, to the extent applicable, the Payment Card Industry Data Security Standard and (iv) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy, data security, or the Processing of Personal Information or Business Data (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented a written information security program (“Information Security Program”) and technical, administrative, and physical safeguards designed to protect the security and integrity of the Business Systems and any Personal Information. The Company’s and the Company Subsidiaries’ employees and contractors receive commercially reasonable training on information security issues. The Company has tested its Information Security Program and the Business Systems on a no less than annual basis, remediated all critical, high and medium risks, and the Information Security Program and Business Systems have proven sufficient and compliant with Privacy Laws in all material respects. The Business Systems constitute all technology and systems infrastructure reasonably necessary to carry on the business of the Company, are in good working condition and function in accordance with all applicable documentation and specifications, operate and perform as is necessary to conduct the business of the Company. To the Company’s knowledge there is no Disabling Device in any of the Business Systems. Since the Reference Date, except as would not reasonably be expected to result in liability material to the Company or Company Subsidiary, neither the Company nor any of the Company Subsidiaries has (A) experienced any data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized Processing of any Personal Information or Business Data; or (B) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any individual, or received any material claims or complaints regarding the Processing of Personal Information, or the violation of any applicable Data Security Requirements. Where the Company uses a Data Processor to Process Personal Data, the Data Processor has provided guarantees, warranties or covenants in relation to Processing of Personal Information, confidentiality, security measures and agreed to compliance with those obligations in a manner sufficient for the Company’s compliance with the Data Security Requirements.

  (i)            The Company or one of the Company Subsidiaries (i) owns the Business Data that is of any Company Owned IP or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the other Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any material legal obligations, including based on the Transactions contemplated hereunder, that would prohibit the Buyer from Processing Personal Information after the Closing Date, in a similar manner and on substantially the same terms and conditions in which the Company and the Company Subsidiaries Process such Personal Information immediately prior to the Closing Date or result in material liabilities in connection with Data Security Requirements.

  (j)            Neither the Company nor any Company Subsidiary is a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company Owned IP.

  (k)            At no time during the conception or reduction to practice of any of the Company Owned IP was the Company, or to the knowledge of the Company, was a contractor or other person that developed or created any material Company Owned IP operating under any grants from any Governmental Authority or academic institution. To the knowledge of the Company, no Governmental Authority or academic institution has any right to, ownership of, or right or royalties for, any Company IP.

5.18            Taxes.

  (a)            The Company and each of the Material Company Subsidiaries: (i) has duly filed all Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file); (ii) has paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all Tax Returns filed by or with respect to them, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the Ordinary Course of Business); and (iv) does not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

  (b)            Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to the Company’s knowledge, has complied (including any applicable cure provisions) in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.

  (c)            Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

  (d)           There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

  (e)            For U.S. federal income tax purposes, the Company is, and has been since its formation, classified as a disregarded entity or partnership.

  (f)            The Company, after consultation with its tax advisors, is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

  (g)            Neither the Company nor any of its Subsidiaries has received written notice of any claim from a Governmental Authority in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns stating that it is or may be subject to Tax in such jurisdiction.

  (h)            Neither the Company nor any of its Subsidiaries has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Governmental Authority that would reasonably be expected to have a material impact on its Taxes following the Closing. Neither the Company nor any of its Subsidiaries has any liability or potential liability for the Taxes of another Person (other than another Subsidiary) (i) under any applicable Tax Law or (ii) as a transferee or successor. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement (excluding, in each case, commercial agreements the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company or any of its Subsidiaries with respect to any period following the Closing Date.

5.19            Environmental Matters. (a) The Company and each Company Subsidiary is, and since the Reference Date has been, in compliance in all material respects with applicable Environmental Laws; (b) to the knowledge of the Company, there has been no release by the Company or any Company Subsidiary at, on or under any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary in a manner which could reasonably be expected to result in material liability to the Company or any Company Subsidiary under applicable Environmental Laws; (c) the Company and each Company Subsidiary holds all material permits, licenses and other authorizations required under applicable Environmental Law for the conduct of their respective businesses as currently conducted (“Environmental Permits”), and the Company and each Company Subsidiary is in compliance in all material respects with such Environmental Permits; and (d) neither the Company nor any Company Subsidiary is the subject of any pending or, or to the Company’s knowledge, threatened Action, nor has the Company or any Company Subsidiary received any written notice, alleging any material violation of or, or material liability under, any applicable Environmental Laws.

5.20            Material Contracts.

  (a)            Section 5.20(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (or, in the case of oral contracts, written summaries of such oral contracts), as of the date of this Agreement, all contracts to which the Company or any Company Subsidiary is a party that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant, being the “Material Contracts”.

  (b)           (i) Each Material Contract is a legal, valid and binding obligation of the Company or Company Subsidiary party thereto and is enforceable against the Company or any Company Subsidiary, as applicable, and, to the knowledge of the Company, is a legal, valid and binding obligation of each other party to such Material Contract and is enforceable against such other party thereto in accordance with its terms, subject to the Remedies Exceptions, (ii) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party to a Material Contract, is in default or breach of a Material Contract and (iii) neither the Company nor any Company Subsidiary has received any written notice of termination or cancellation with respect to any Material Contract, except, in each of clauses (i) through (iii), as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

5.21            Insurance.

  (a)            Section 5.21(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage.

  (b)            With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the Ordinary Course of Business, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

5.22            Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company, (b) approved this Agreement and the Merger and declared their advisability and (c) recommended that the members of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s members. The Requisite Approval (the “Company Member Approval”) is the only vote of the holders of the Company Equity Interests necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Member Approval and no additional approval or vote from any holders of any Company Equity Interests would then be necessary to adopt this Agreement and approve the Transactions.

5.23            Certain Business Practices.

  (a)            Since January 1, 2016, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents, while acting on behalf of the Company or any Company Subsidiary, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) to the extent not covered by subclause (i) and (ii), made any payment in the nature of criminal bribery, in each case, except as would not be material to the Company and the Company Subsidiaries, taken as a whole.

  (b)            Since January 1, 2016, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions, while acting on behalf of the Company or any Company Subsidiary; or (iii) has violated any Ex-Im Laws while acting on behalf of the Company or any Company Subsidiary, in each case, except as would not be material to the Company and the Company Subsidiaries, taken as a whole.

  (c)            There are no, and since the January 1, 2016, there have not been any, material internal investigations, external investigations to which the Company has knowledge of, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to the Buyer or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

5.24            Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has either previously been) subject to the requirements of Section 12 of the Exchange Act.

5.25            Brokers. Except as set forth on Section 5.25 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

5.26            Related Party Transactions.

(a)            Section 5.26 of the Company Disclosure Schedule sets forth a true, complete and correct list of the following: (i) each contract entered into between the Reference Date and the date hereof, between the Company or any of the Company Subsidiaries, on the one hand, and any current or former Affiliate of the Company or any of the Company Subsidiaries on the other hand (“Affiliate Contract”), which Affiliate Contract would have been required to be disclosed pursuant to Item 404 of Regulation S-K if the Company had been subject to the reporting requirements of the Exchange Act; and (ii) all Indebtedness (for monies actually borrowed or lent) owed during the period beginning the Reference Date and ended on the date hereof by any current or former Affiliate to the Company or any of the Company Subsidiaries.

(b)            None of the members of the Company nor any of their Affiliates owns or has any rights in or to any of the material assets, properties or rights used by the Company.

5.27            Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Buyer, its Affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in the Company Officer’s Certificate, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Buyer, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Buyer, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND NEWCO

Except as set forth in the Buyer’s disclosure schedule delivered by the Buyer to the Company on or prior to the date hereof in connection with this Agreement (the “Buyer Disclosure Schedule”) and in the Buyer SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent to the Buyer from the content of such Buyer SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), the Buyer hereby represents and warrants to the Company and the Sellers as follows:

6.1              Corporate Organization.

(a)            Each of the Buyer and Newco is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or limited liability power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not result in a Buyer Material Adverse Effect.

(b)            Newco is the only Subsidiary of the Buyer. Except for Newco, the Buyer does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other person.

6.2              Governing Documents. Each of the Buyer and Newco have heretofore furnished to the Company complete and correct copies of the Buyer Organizational Documents and the Newco Organizational Documents, which are in full force and effect. Neither the Buyer nor Newco is in violation of any of the provisions of the Buyer Organizational Documents and Newco Organizational Documents.

6.3              Capitalization.

(a)            The  authorized capital stock of the Buyer consists of (i) 380,000,000 shares of Class A common stock, par value $0.0001 per share (“Buyer Class A Common Stock”), (ii) 20,000,000 shares of Class B common stock, par value $0.0001 per share (“Sponsor Shares”) and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share.  As of the date of this Agreement, (A) 12,072,500 shares of Buyer Class A Common Stock and 2,875,000 Sponsor Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (B) no shares of the Buyer Class A Common Stock are held in the treasury of the Buyer, (C) 5,750,000 public warrants (as described in the Prospectus) are issued and outstanding and 5,750,000 shares of Buyer Class A Common Stock are issuable in respect of such public warrants, (D) 257,500 private  warrants (as described in the Prospectus) are issued and outstanding and 257,500 shares of Buyer Class A Common Stock are issuable in respect of such private placement warrants, (E) 28,750 underwriter warrants (as described in the Prospectus) are issued and outstanding and 28,750 shares of Buyer Class A Common Stock are issuable in respect of such underwriter warrants, and (F) 1,300,000 OTM warrants (as described in the Prospectus) are issued and outstanding and 1,300,000 shares of Buyer Class A Common Stock are issuable in respect of such OTM warrants (the warrants described in clauses (C), (D), (E) and (F), the “Buyer Warrants”).

(b)            As of the date of this Agreement, the authorized Newco Units consist of 10,000 units. All outstanding Newco Units have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by the Buyer free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Newco Organizational Documents.

(c)            Except for securities to be issued pursuant to the Subscription Agreements, securities to be issued by the Buyer as permitted by this Agreement and the Buyer Warrants, the Buyer has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Buyer or obligating the Buyer to issue or sell any shares of capital stock of, or other equity interests in, the Buyer. All shares of the Buyer Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither the Buyer nor any Subsidiary of the Buyer is a party to, or otherwise bound by, and neither the Buyer nor any Subsidiary of the Buyer has granted, any equity appreciation rights, participations, phantom equity or similar rights. The Buyer is not a party to any voting trusts, voting agreements, proxies, stockholder agreements or other agreements with respect to the voting or transfer of Buyer Common Stock or any of the equity interests or other securities of the Buyer or any of its Subsidiaries. Except with respect to the Redemption Rights, there are no outstanding contractual obligations of the Buyer to repurchase, redeem or otherwise acquire any Buyer Common Stock. There are no outstanding contractual obligations of the Buyer to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(d)            All outstanding shares of Buyer Common Stock and the outstanding Buyer Warrants have been issued and granted in compliance with all applicable federal securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Buyer Organizational Documents.

(e)            The Equity Consideration being delivered by the Buyer hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the Buyer Organizational Documents. The Equity Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

6.4              Authority Relative to This Agreement. Each of the Buyer and Newco have all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of the Buyer and Newco and the consummation by each of the Buyer and Newco of the Transactions, have been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate proceedings on the part of the Buyer or Newco are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, (i) the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of the Buyer Common Stock, by the Buyer, as the sole stockholder of Newco, either at a duly convened meeting of the sole stockholder of Newco or by written consent, and (ii) the filing and recordation of appropriate merger documents as required by the LLC Act, and (b) with respect to the issuance of the Buyer Common Stock pursuant to this Agreement, the approval of a majority of the then-outstanding shares of the Buyer Class A Common Stock and Sponsor Shares, voting together as a single class). This Agreement has been duly and validly executed and delivered by the Buyer and Newco and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Buyer or Newco, enforceable against the Buyer or Newco in accordance with its terms subject to the Remedies Exceptions.

6.5              No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by each of the Buyer and Newco do not, and the performance of this Agreement by each of the Buyer and Newco will not, (i) conflict with or violate the Buyer Organizational Documents or the Newco Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 6.5(b) have been obtained and all filings and obligations described in Section 6.5(b) have been made, conflict with or violate any Law applicable to each of the Buyer or Newco or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of the Buyer or Newco pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of the Buyer or Newco is a party or by which each of the Buyer or Newco or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Buyer Material Adverse Effect.

(b)            The execution and delivery of this Agreement by each of the Buyer and Newco do not, and the performance of this Agreement by each of the Buyer and Newco will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the LLC Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Buyer or Newco from performing its material obligations under this Agreement.

6.6              Compliance. Neither the Buyer nor Newco is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to the Buyer or Newco or by which any property or asset of the Buyer or Newco is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer or Newco is a party or by which the Buyer or Newco or any property or asset of the Buyer or Newco is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Buyer Material Adverse Effect. Each of the Buyer and Newco is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Buyer or Newco to own, lease and operate its properties or to carry on its business as it is now being conducted, except where failure to have such franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals or orders would not reasonably be expected to have a Buyer Material Adverse Effect.

6.7              SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)            The Buyer has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since inception together with any amendments, restatements or supplements thereto (collectively, the “Buyer SEC Reports”). The Buyer has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by the Buyer with the SEC to all agreements, documents and other instruments that previously had been filed by the Buyer with the SEC and are currently in effect. As of their respective dates, the Buyer SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Section 6.7(a) of the Buyer Disclosure Schedule, each director and executive officer of the Buyer has filed with the SEC on a timely basis all documents required with respect to the Buyer by Section 16(a) of the Exchange Act.

(b)            Each of the financial statements (including, in each case, any notes thereto) contained in the Buyer SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of the Buyer as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not reasonably be expected to individually or in the aggregate be material). The Buyer has no off-balance sheet arrangements that are not disclosed in the Buyer SEC Reports. No financial statements other than those of the Buyer are required by GAAP to be included in the consolidated financial statements of the Buyer.

(c)            Except as and to the extent set forth in the Buyer SEC Reports, neither the Buyer nor Newco has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities and obligations arising in the ordinary course of the Buyer’s and Newco’s business, (ii) obligations for future performance under any contract to which the Buyer or Newco is a party; or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Buyer Material Adverse Effect.

(d)            The Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (“NYSE”).

(e)            The Buyer has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Buyer and other material information required to be disclosed by the Buyer in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Buyer’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting the Buyer’s principal executive officer and principal financial officer to material information required to be included in the Buyer’s periodic reports required under the Exchange Act.

(f)            The Buyer maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Buyer maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The Buyer has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of the Buyer to the Buyer’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Buyer to record, process, summarize and report financial data. The Buyer has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Buyer. Since inception, there have been no material changes in the Buyer internal control over financial reporting.

(g)           There are no outstanding loans or other extensions of credit made by the Buyer to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Buyer and the Buyer has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)            Neither the Buyer or, to the knowledge of the Buyer any employee thereof or the Buyer’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Buyer, (ii) any fraud, whether or not material, that involves the Buyer’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Buyer or (iii) any claim or allegation regarding any of the foregoing.

(i)            As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Buyer SEC Reports. To the knowledge of the Buyer, none of the Buyer SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

6.8              Absence of Certain Changes or Events. Since inception, except as expressly contemplated by this Agreement, (a) the Buyer has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) there has not been any Buyer Material Adverse Effect and (c) the Buyer has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.2.

6.9              Absence of Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened against the Buyer, or any property or asset of the Buyer, before any Governmental Authority. Neither the Buyer nor any material property or asset of the Buyer is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Buyer, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

6.10            Board Approval; Vote Required.

(a)            The Buyer Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Buyer and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that the stockholders of the Buyer approve and adopt this Agreement and the Merger, and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of the Buyer at the Buyer Stockholders’ Meeting. The only vote of the holders of any class or series of capital stock of the Buyer necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Buyer Class A Common Stock and the Sponsor Shares, voting as a single class.

(b)            The Newco Member, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Newco and its sole member and (ii) approved this Agreement and the Merger and declared their advisability. The only vote of the holders of any class or series of equity securities of Newco that is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding Newco Units.

6.11            No Prior Operations of Newco. Newco was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

6.12            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Buyer or Newco.

6.13            The Buyer Trust Fund. As of the date of this Agreement, the Buyer has no less than $116,155,323.67 in the trust fund established by the Buyer for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of April 8, 2021, between the Buyer and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. The Buyer has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Buyer or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (a) between the Buyer and the Trustee that would cause the description of the Trust Agreement in the Buyer SEC Reports to be inaccurate in any material respect; or (b) to the knowledge of the Buyer, that would entitle any person (other than stockholders of the Buyer who shall have elected to redeem their shares of Buyer Class A Common Stock pursuant to the Buyer Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the Buyer Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of the Buyer, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, the Buyer shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to the Buyer as promptly as practicable, the funds in the Trust Fund in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of the Buyer due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (A) to stockholders of the Buyer who shall have exercised their Redemption Rights and (B) to the Trustee for fees and costs incurred in accordance with the Trust Agreement. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, the Buyer has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Buyer at the Effective Time.

6.14            Fairness Opinion. The Buyer Board has received the opinion of ThinkEquity, a division of Fordham Financial Management, Inc. (“ThinkEquity”), to the effect that, as of the date of such opinion and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken by ThinkEquity as set forth in the opinion, Transactions, including the issuance of the Merger Consideration, is fair, from a financial point of view, to the Buyer and its stockholders, which opinion will be made available to the Company solely for informational purposes.

6.15            Employees. Other than any officers as described in the Buyer SEC Reports and consultants and advisors in the ordinary course of business, the Buyer and Newco have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by the Buyer’s officers and directors in connection with activities on the Buyer’s behalf in an aggregate amount not in excess of the amount of cash held by the Buyer outside of the Trust Account, the Buyer has no unsatisfied material liability with respect to any officer or director. The Buyer and Newco have never and do not currently maintain, sponsor, or contribute to or have any liability (contingent or otherwise) under any Employee Benefit Plan.

6.16            Taxes.

(a)            The Buyer and Newco: (i) have duly filed all Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the Ordinary Course of Business); (iv) do not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Buyer, for any material Taxes of the Buyer as of the date of such financial statements that have not been paid.

(b)            None of the Buyer or Newco will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); or (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing.

(c)            Each of the Buyer and Newco has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to the Buyer’s knowledge, has complied (including any applicable cure provisions) in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.

(d)            Neither the Buyer nor Newco has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(e)            Neither the Buyer nor Newco has any material liability for the Taxes of any person (other than the Buyer and Newco) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor.

(f)            Neither the Buyer nor Newco has in the last two (2) years distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(g)            Neither the Buyer nor Newco has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)            There are no Tax liens upon any assets of the Buyer or Newco except for Permitted Liens.

(i)             Neither the Buyer nor Newco has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Buyer nor Newco has received written notice from a non-U.S. Governmental Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(j)             Neither the Buyer nor Newco has received written notice of any claim from a Governmental Authority in a jurisdiction in which the Buyer or Newco does not file Tax Returns stating that the Buyer or Newco is or may be subject to Tax in such jurisdiction.

(k)            For U.S. federal income tax purposes, (i) the Buyer is, and has been since its formation, classified as a corporation and (ii) Newco is, and has been since its formation, classified as a disregarded entity.

(l)             The Buyer and Newco, after consultation with their tax advisors, are not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(m)           None of Buyer, Newco or any of their Affiliates will be obligated to pay any compensation payments or benefits to any individual as a result of any Transaction, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by Buyer, Newco or any of their Affiliates being classified as an “excess parachute payment” under Section 280G of the Code.

(n)            Neither Buyer nor Newco has any liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law or (ii) as a transferee or successor. Neither Buyer nor Newco is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement (excluding, in each case, commercial agreements the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on Buyer or Newco with respect to any period following the Closing Date.

6.17         Registration and Listing. The issued and outstanding shares of Buyer Class A Common Stock and the Buyer Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbols “ADF.U,” “ADF” and “ADF WS,” respectively. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Buyer, threatened in writing against the Buyer by NYSE or the SEC with respect to any intention by such entity to deregister the Buyer Class A Common Stock or the Buyer Warrants or terminate the listing of the Buyer on NYSE. None of the Buyer or any of its Affiliates has taken any action in an attempt to terminate the registration of the shares of the Buyer Class A Common Stock or the Buyer Warrants under the Exchange Act.

6.18         Information Supplied. No representation or warranties by the Buyer or the Newco in this Agreement (as modified by the Buyer Disclosure Schedule) or the Additional Agreements (a) contains or will contain any untrue statement of material fact or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Buyer Disclosure Schedule and the Additional Agreements, any fact necessary to make the statements or facts contained therein not materially misleading. None of the information supplied or to be supplied by the Buyer or the Newco expressly for inclusion or incorporation by reference in: (i) in any Current Report on Form 8-K, and any exhibits thereto or any report, form, registration or other filings made with any Governmental Authority with respect to the Transactions, (ii) solicitation documents, (iii) in the mailings or other distributions to Company or the Buyer stockholders and/or prospective investors with respect to the consummation of the Transactions, (iv) or press release in connection with the Transactions, or in any amendment to any documents identified in clauses (i) through (iv) will when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of material fact, or omit to state, when read in conjunction with all of the information contained in this Agreement, the Buyer Disclosure Schedule and the Additional Agreements, any fact necessary to make the statements or facts contained therein not materially misleading. Notwithstanding the foregoing, the Buyer and the Newco make no representations or warranties with respect to any information supplied by or on behalf of the Company.

6.19         The Buyer’s and Newco’s Investigation and Reliance. Each of the Buyer and Newco is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by the Buyer and Newco together with expert advisors, including legal counsel, that they have engaged for such purpose. The Buyer and Newco and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither the Buyer nor Newco is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article V (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, Affiliates or Representatives shall have any liability to the Buyer and Newco or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Buyer or Newco or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

6.20         Subscription Agreements. The Subscription Agreements are legal, valid and binding obligations of the Buyer and, to the knowledge of the Buyer, each other party thereto, enforceable against the Buyer and, to the knowledge of the Buyer, each such other party in accordance with their respective terms, subject to the Remedies Exceptions, and, to the knowledge of the Buyer, as of the date of this Agreement, are in full force and effect. No event or circumstance has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Buyer or, to the knowledge of the Buyer, any of the other parties thereto under any of the Subscription Agreements, and the Buyer and Newco have no reason to believe that the Buyer will be unable to satisfy on a timely basis any term or condition of Closing to be satisfied by the Buyer contained in any of the Subscription Agreements. None of the Subscription Agreements have been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect (and no such amendment or modification is contemplated), and the Buyer and Newco have no reason to believe that any portion of the PIPE Investment contemplated by any of the Subscription Agreements will not be available as of the Closing. There are no conditions precedent or other contingencies related to the funding of the full amounts of the PIPE Financing, other than as set forth in the Subscription Agreements. There are no agreements, side letters, contracts or arrangements to which the Buyer or Newco or any of their Affiliates is a party relating to the Subscription Agreements or the PIPE Financing that have not been entirely superseded by the Subscription Agreements. The Buyer has made available to the Company true, correct and complete copies of the executed Subscription Agreements.

Article VII
COVENANTS OF THE COMPANY PENDING CLOSING

7.1           Conduct of Business by the Company Pending the Merger.

(a)           The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) contemplated by any other provision of this Agreement or any Additional Agreement, (2) as set forth in Section 7.1 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be compelled by any Governmental Authority), unless the Buyer shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed): (i) the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to conduct their business in the Ordinary Course of Business (except as expressly required by a COVID-19 Response); and (ii) the Company shall use its reasonable best efforts to (x) preserve substantially intact the business organization of the Company and the Company Subsidiaries, (y) to keep available the services of the current officers, key employees, agents and consultants of the Company and the Company Subsidiaries and (z) to preserve the current business relationships of the Company and the Company Subsidiaries.

(b)           In furtherance of the foregoing, except as (1) expressly contemplated by any other provision of this Agreement or any Additional Agreement, (2) as set forth in Section 7.1 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)         adopt any amendments, supplements, restatements or modifications to or otherwise terminate its certificate of formation or bylaws or equivalent organizational documents and operating agreement (or other equivalent documents);

(ii)        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, restricted share units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary; (B) any material assets of the Company or any Company Subsidiary outside of the Ordinary Course of Business; or (C) any material Company IP other than revocable non-exclusive licenses (or sublicenses) of Company IP implied granted in the Ordinary Course of Business as part of a sale or lease of a good or service;

(iii)       declare, make or pay any dividend or other distribution that would cause the Company to incur any indebtedness;

(iv)       reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Company Equity Interests;

(v)        (A) incur or assume any indebtedness for borrowed money of over two million dollars ($2,000,000) other than indebtedness existing as of the date hereof or in the Ordinary Course of Business, (B) intentionally grant any security interest in any of its assets outside of the Ordinary Course of Business or in connection with indebtedness contemplated by clause (A) or (C) make any loans, advances to, or guarantees for the benefit of, any person (other than between or among the Company and the Company Subsidiaries) in an amount individually or in the aggregate in excess of two hundred fifty thousand dollars ($250,000);

(vi)       authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company or any Company Subsidiary;

(vii)      materially change any of the Company’s or any Company Subsidiary’s accounting policies or procedures, except in accordance with the Company’s and the Company Subsidiaries’ current practice or as required by United Kingdom generally accepted accounting principles, GAAP, SAP or PCAOB auditing standards;

(viii)     except as required by Law, grant recognition to any labor union or other labor organization for purposes of collective bargaining;

(ix)       other than (1) as required by a Plan set forth on Section 5.14(a) of the Company Disclosure Schedule, (2) as explicitly contemplated hereunder or (3) in the Ordinary Course of Business, (A) materially increase the compensation or benefits of any executive officer of the Company, (C) enter into, materially amend or terminate any material Plan (or any plan, program, agreement or arrangement that would be a material Plan if in effect on the date hereof), (D) fund any payments or benefits that are payable or to be provided under any Plan, (E) terminate without “cause” (other than due to death or disability) any executive officer of the Company or any Company Subsidiary or (E) make any loan to any executive officer of the Company (other than advancement of expenses in the Ordinary Course of Business);

(x)        waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature, do not exceed $100,000 individually or $500,000 in the aggregate, and do not admit liability or wrongdoing or otherwise impugn the reputation of Company or any Company Subsidiaries; or

(xi)       enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from the Buyer to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 7.1 shall give to the Buyer, directly or indirectly, the right to control or direct the Ordinary Course of Business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of the Buyer and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

7.2           Conduct of Business by the Buyer and Newco Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Additional Agreement (including entering into various Subscription Agreements and consummating the PIPE Financing), and except as set forth on Section 7.2 of the Buyer Disclosure Schedule and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Buyer agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the Buyer and Newco shall be conducted in the Ordinary Course of Business and in a manner consistent with past practice. In furtherance of the foregoing, except as expressly contemplated by any other provision of this Agreement or any Additional Agreement (including entering into various Subscription Agreements and consummating the PIPE Financing), as set forth on Section 7.2 of the Buyer Disclosure Schedule or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither the Buyer nor Newco shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)         amend or otherwise change the Buyer Organizational Documents or Newco Organizational Documents or form any Subsidiary of the Buyer other than Newco;

(b)         declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Buyer Organizational Documents;

(c)         reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Buyer Common Stock except for redemptions from the Trust Fund that are required pursuant to the Buyer Organizational Documents;

(d)         issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of the Buyer or Newco, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Buyer or Newco;

(e)         acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)          incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Buyer, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the Ordinary Course of Business;

(g)         make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)         make any material Tax election, amend a material Tax Return or settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability;

(i)          liquidate, dissolve, reorganize or otherwise wind up the business and operations of the Buyer or Newco;

(j)          enter into, or become bound by, any agreement or contract except in the Ordinary Course of Business or in connection with the Transactions; or

(k)         enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Buyer to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 7.2 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of the Buyer prior to the Closing Date. Prior to the Closing Date, each of the Buyer and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

7.3           Claims Against Trust Account. Reference is made to the final prospectus of the Buyer, dated as of April 8, 2021 and filed with the SEC (File No. 333-253166) on April 12, 2021 (the “Prospectus”). The Company hereby represents and warrants that it has read the Prospectus and understands that the Buyer has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Buyer’s public stockholders (including overallotment shares acquired by the Buyer’s underwriters the “Public Stockholders”), and that, except as otherwise described in the Prospectus, the Buyer may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Buyer Class A Common Stock in connection with the consummation of the Buyer’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if the Buyer fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any Taxes or (d) to the Buyer after or concurrently with the consummation of a Business Combination. For and in consideration of the Buyer entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Buyer, its Affiliates or its Representatives, on the one hand, and the Company, its Affiliates or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Buyer, its Affiliates or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the Buyer or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Buyer and its Affiliates to induce the Buyer to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Buyer, its Affiliates or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Buyer, its Affiliates or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its Affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Buyer, its Affiliates or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders of the Buyer, whether in the form of money damages or injunctive relief, the Buyer, its Affiliates and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates the associated legal fees and costs in connection with any such action, in the event the Buyer, its Affiliates or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding anything in this Agreement to the contrary, the provisions of this paragraph shall survive indefinitely with respect to the obligations set forth in this Agreement.

Article VIII
ADDITIONAL AGREEMENTS

8.1           Proxy Statement; Registration Statement.

(a)         The Company shall promptly provide to Buyer such information concerning the Company as is either required by the SEC and federal securities Laws, or reasonably requested by Buyer for inclusion in the Proxy Statement and Registration Statement (each as hereinafter defined), and as promptly as reasonably practicable after the execution of this Agreement and receipt by Buyer from the Company of (i) all such information relating to the Company and (ii) the Initial Financial Information (as described below), the Buyer (with the assistance and cooperation of the Company as reasonably requested by the Buyer) shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of the Buyer and to the Sellers: (A) as an information statement relating, with respect to the Company’s members, to the action to be taken by members of the Company pursuant to the Written Consent or by vote at a meeting of the members of the Company and (B) as a proxy statement, with respect to the Buyer’s stockholders, in which the Buyer shall solicit proxies from the Buyer’s stockholders to vote at the special meeting of the Buyer’s stockholders called for the purpose of voting on the following matters (the “Buyer Stockholders’ Meeting”) in favor of: (1) the approval and adoption of this Agreement, the Transactions and the Merger, (2) the issuance of the Buyer Common Stock as contemplated by this Agreement and the Subscription Agreements, (3) the approval of the Buyer Certificate of Incorporation and each change to the Buyer Certificate of Incorporation that is required to be separately approved, (4) the approval and adoption of an equity incentive plan, in form and substance reasonably acceptable to the Buyer and the Company that provides for grant of awards to employees and other service providers of OpCo and its Subsidiaries in the form of options, restricted shares, restricted share units and/or other equity-based awards based on the Buyer Common Stock with a total pool of awards of the Buyer Common Stock not exceeding the New Incentive Plan Size (the “New Incentive Plan”), (5) the adjournment of the Buyer Stockholder’s Meeting to a later date or dates if it is determined by the Buyer and the Company that additional time is necessary to consummate the transactions contemplated hereby for any reason, and (6) any approval of other proposals the Parties deem necessary to effectuate the Merger and the other Transactions (collectively, the “Buyer Proposals”), and (ii) the Buyer shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of the Buyer Common Stock to be issued to the stockholders of the Company pursuant to this Agreement. Each of the Buyer and the Company shall use their reasonable best efforts to (w) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (y) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (z) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the Registration Statement becomes effective, the Buyer shall mail the Proxy Statement to its stockholders. Each of the Buyer and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b)         The Company will, in addition to providing the Financial Statements, provide Buyer as promptly as practicable after the Effective Time (and in any event on or prior to the tenth (10th) Business Day following the date of this Agreement) in accordance with Section 8.14: (i) the related pro forma adjustments necessary to prepare the pro forma financial statements in compliance with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) (such pro forma financial adjustments together with the Financial Statements, the “Required Financials”) and cooperate as reasonably requested by the Buyer in the preparation thereof, (ii) all selected financial data of the Company, as necessary for inclusion in the Proxy Statement and Registration Statement; and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Company was subject thereto) with respect to the periods covered in the Required Financials, as necessary for inclusion in the Proxy Statement and Registration Statement (together with the Required Financials, the “Initial Financial Information”). Subsequent to the delivery of the Required Financials, until the Registration Statement is declared effective, the Company’s consolidated interim financial information for each quarterly period thereafter will be delivered to Buyer no later than forty (40) calendar days following the end of each quarterly period, together with related pro forma adjustments that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC). All of the financial statements to be delivered pursuant to this Agreement by the Company will be prepared in accordance with U.S. GAAP.

(c)         The Company and its counsel shall be given a reasonable opportunity to review and comment on in writing the Proxy Statement prior to its filing with the SEC and any other amendments or documents filed with the SEC. No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by the Buyer or the Company without the approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that subject to prior compliance with this clause (c), the Buyer will be permitted to make such filing or response in the absence of such approval if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Buyer, is required by the SEC and United States securities Laws to be included therein. The Buyer shall promptly transmit any such amendment or supplement to the Buyer’s stockholders, if at any time prior to the Buyer Stockholders’ Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement. The Buyer and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Buyer Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of the Buyer and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto; provided, however, that subject to prior compliance with this clause (c), the Buyer will be permitted to make such filing or response in the absence of such approval if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Buyer, is required by the SEC and United States securities Laws to be included therein.

(d)         The Buyer represents that the information supplied by the Buyer for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Buyer, (iii) the time of the Buyer Stockholders’ Meeting, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Buyer or Newco, or their respective officers or directors, should be discovered by the Buyer which the Buyer reasonably believes should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Buyer shall promptly inform the Company. All documents that the Buyer is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(e)         Each of the Company and the Buyer shall ensure that the information supplied by it for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Buyer, (iii) the time of the Buyer Stockholders’ Meeting, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Buyer, the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Buyer or the Company, as applicable, which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Buyer or the Company, as applicable, shall promptly inform the other Party. All documents that the Buyer, on the one hand, and the Company, on the other hand, is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

8.2           The Buyer Stockholders’ Meeting and Newco Member’s Approval.

(a)         The Buyer shall call and hold the Buyer Stockholders’ Meeting as promptly as practicable after the Proxy Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Proxy Statement is mailed to stockholders of the Buyer) for the purpose of voting solely upon the Buyer Proposals. Notwithstanding the foregoing provisions of this Section 8.2(a), the Buyer shall make one or more successive postponements or adjournments of the Buyer Stockholder’s Meeting, in each case, to the extent required (i) to ensure that any supplement or amendment is made to the Proxy Statement that the Buyer, after reasonable consultation with the Company, has determined in good faith is required to satisfy the conditions of Section 8.1 or any other applicable Law or (ii) if on a date for which the Buyer Stockholders’ Meeting is scheduled, the Buyer, after reasonable consultation with the Company, reasonably determines in good faith that any of the Buyer Proposals will not be approved at the Buyer Stockholders’ Meeting or the Merger or the other Transactions cannot be consummated for any reason; provided, that the Buyer shall reconvene such the Buyer Stockholders’ Meeting as promptly as practicable following such time as the matters described in clauses (i) and (ii) have been resolved. The Buyer shall use its reasonable best efforts to obtain the approval of the Buyer Proposals at the Buyer Stockholders’ Meeting (the “Buyer Stockholder Approval”) and shall take all other action reasonably necessary or advisable to secure the required vote or consent of its stockholders. The Buyer Board shall recommend to its stockholders that they approve the Buyer Proposals and shall include such recommendation in the Proxy Statement, except to the extent it determines in good faith, after consultation with its outside legal counsel, that such action would be inconsistent with the fiduciary duties of the Buyer Board. Neither the Buyer Board nor any committee or agent or Representative thereof shall withdraw, propose to withdraw, or modify in a manner adverse to the Company, the Buyer Board’s recommendation that the Buyer’s stockholders vote in favor of the adoption of any of the Buyer Proposals.

(b)         Promptly following the execution of this Agreement, the Buyer shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, in its capacity as the sole member of Newco.

8.3           Company Member Approval. Upon the terms set forth in this Agreement, the Company shall (a) seek the irrevocable written consent, in form and substance reasonably acceptable to the Buyer, of holders of the Requisite Approval in favor of the approval and adoption of this Agreement and the Transactions, including the Merger (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within seventy-two (72) hours after the Registration Statement becomes effective and (b) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of holders of Company Equity Interests for the purpose of voting solely upon the adoption of this Agreement and the Merger and all other transaction contemplated by this Agreement (the “Company Stockholders Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within ten (10) days after the Registration Statement becomes effective. The Company shall use its best efforts to obtain the Company Member Approval at the Company Stockholders Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of this Agreement and the Merger, and shall take all other action necessary or advisable to secure the Company Member Approval. The Company Board shall recommend to its stockholders that they approve this Agreement and the Merger.

8.4           Access to Information; Confidentiality.

(a)            From the date of this Agreement until the Effective Time, the Company and the Buyer shall (and shall cause their respective Subsidiaries to): (i) provide to the other Party (and the other Party’s Representatives) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, management, operations, financial condition, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request, including in connection with (A) the preparation of the Proxy Statement and Registration Statement and any comments from the SEC thereon and (B) the preparation of any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax Treatment or any Tax opinion requested or required to be filed pursuant to Section 8.13(c). Notwithstanding the foregoing, neither the Company nor the Buyer shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)           All information obtained by the Parties pursuant to this Section 8.4 shall be kept confidential in accordance with the non-disclosure agreement, dated as of May 12, 2021 (the “Non-Disclosure Agreement”), between the Buyer and the Company.

(c)           Notwithstanding anything in this Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Intended Tax Treatment and Tax structure of the Transactions and may disclose to such advisor as reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Non-Disclosure Agreement.

8.5            Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, but only, in the case of the Buyer, except to the extent it determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Buyer Board, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” (within the meaning of Section 13(d) of the Exchange Act), concerning any sale of any material assets of such Party or any of the outstanding equity securities or any conversion, consolidation, liquidation, dissolution or similar transaction involving such Party or any of such Party’s Subsidiaries other than with the other Parties to this Agreement and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 8.5. Each Party shall, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each Party also agrees that it will promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such Person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transaction that prohibits such Party from considering such inquiry or proposal, but only, in the case of the Buyer, except to the extent it determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Buyer Board. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 8.5 by a Party or any of its Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 8.5 by such Party.

8.6           Post-Closing Equity Plans. As promptly as practicable after Effective Time, the Buyer shall adopt and implement the New Incentive Plan and the New ESPP.

8.7           Directors’ and Officers’ Indemnification.

(a)            Buyer’s Certificate of Incorporation and bylaws and OpCo’s Certificate of Formation and OpCo LLCA shall each contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Certificate of Formation as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. From and after the Effective Time, the Buyer agrees that it shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Certificate of Formation in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). The Buyer further agrees that with respect to the provisions of the bylaws (or similar organizational documents) of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

(b)           From the date hereof, and for a period of six (6) years from the Effective Time, (i) the Buyer shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Buyer’s directors’ and officers’ liability insurance policy and (ii) the Company will maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Company’s directors’ and officers’ liability insurance policy, for both clause (i) and (ii), on terms not less favorable than the terms of such current insurance coverage, and in the case of clause (ii) understanding that in no event shall Newco be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2020 (the “Maximum Annual Premium”); provided, however, that (A) the Company or the Buyer, as applicable, may, prior to the Closing Date cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium and (B) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 8.7(b) shall be continued in respect of such claim until the final disposition thereof. Upon consummation of the Merger, the directors’ and officers’ insurance policies obtained by the Company and the Buyer shall be paid from the Contributed Cash.

(c)           On the Closing Date, to the extent not already entered into, the Buyer shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and the Buyer with the post-Closing directors and officers of the Buyer, which indemnification agreements shall continue to be effective following the Closing.

8.8           Notification of Certain Matters. The Company shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Company, of (a) any breach of any covenant of such Party set forth herein or in any Additional Agreement which such Party comes aware of and (b) any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause a failure of any of the conditions set forth in Article IX.

8.9           Further Action; Reasonable Best Efforts.

(a)            Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 5.5 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.

(b)           Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting, conference or other communications. Subject to the terms of the Non-Disclosure Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Non-Disclosure Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

8.10         Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of the Buyer and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of NYSE, each of the Buyer and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party (such prior written consent not to be unreasonably withheld, conditioned or delayed); provided, no such consent shall be required to the extent any proposed public statement is substantially equivalent to the information previously made public without breach of the obligation under this Section 8.10 or would prevent the Buyer from complying with federal securities Laws or the requirements of the NYSE. Furthermore, nothing contained in this Section 8.10 shall prevent the Buyer or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 8.10.

8.11         Tax Matters.

(a)           The Company shall prepare and timely file, or cause to be prepared and timely filed, at the cost and expense of the Company, (i) all Tax Returns for the Company and any Company Subsidiaries that are required to be filed prior to the Closing Date (taking into account applicable extensions of time to file) and (ii) all income Tax Returns for the Company and any Company Subsidiaries that are required to be filed after the Closing Date (taking into account applicable extensions of time to file) with respect to a taxable years or periods ending on or before, or that include, the Closing Date for which the items of income, deductions, credits, gains or losses of such Company or Company Subsidiary are “passed through” to the direct or indirect equityholders of the Company, including, for the avoidance of doubt, any Internal Revenue Service Form 1065 (each such income Tax Return a “Flow-Through Return” and such Tax Returns described in clauses (i) and (ii) collectively, the “Pre-Closing Returns”). Each Pre-Closing Return shall be prepared in a manner consistent with the past practices of the applicable Company or Company Subsidiary (unless otherwise required by law). The Company shall remit any Taxes due with respect to any Pre-Closing Return. Each Flow-Through Return shall be provided to HHC and Markel at least twenty (20) days prior to the due date for such Tax Return (taking into account applicable extensions of time to file) for review and approval by the HHC (such approval not to be unreasonably withheld, conditioned or delayed) and for review and comment by Markel (with such comments being considered by the Company in good faith). Notwithstanding anything to the contrary in the foregoing or the OpCo LLCA, each Flow-Through Return for a taxable year or period that includes but does not end on the Closing Date (A) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method, (B) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election and (C) shall be prepared in a manner such that any and all deductions, losses, or credits of any of the Company or any Company Subsidiary resulting from, attributable to or accelerated by the payment of the Company Transaction Expenses are reported by the Company or any Company Subsidiary and allocated to a taxable period (or portion thereof) that ends on or before the Closing Date to the maximum extent permitted by laws. Notwithstanding anything to the contrary in this Agreement or the OpCo LLCA, HHC may, in its reasonable discretion, and at the Company’s expense, cause the Company to re-file or amend any Flow-Through Return (or pursue any administrative adjustment request with respect to Flow-Through Returns) of the Company or any Company Subsidiary with respect to any taxable period that ends on or before, or that includes, the Closing Date.

(b)           Within one hundred eighty (180) days following the Closing Date, HHC will prepare and deliver to the Buyer an allocation statement allocating the Secondary Cash Consideration and any other amounts treated as consideration for U.S. federal income Tax purposes among the assets of the Company and the Company Subsidiaries that are classified as partnerships or entities that are disregarded as separate from the Company for U.S. federal income Tax purposes, in each case, in accordance with the principles of Section 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) and the methodologies set forth on Schedule 8.11(b) (the “Allocation”). The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder. Within twenty (20) days after the receipt of the Allocation, the Buyer will propose any changes or will indicate its concurrence therewith. If the Buyer does not agree with the Allocation, then the Buyer and HHC shall attempt in good faith to reach agreement on the Allocation in a manner consistent with applicable income Tax Law and the methodologies set forth on Schedule 8.11(b). If the Buyer and the HHC cannot reach agreement on the Allocation within fifteen (15) days after receipt of the Buyer’s proposed changes, then the Buyer and HHC shall submit the dispute to a nationally recognized accounting firm mutually acceptable to the Buyer and HHC (the “Tax Accounting Firm”) for resolution, acting as an accounting expert (and not as an arbitrator). All fees and expenses relating to the work, if any, to be performed by the Tax Accounting Firm will be borne by OpCo. The Allocation, as agreed to by the Buyer and HHC or as finally determined by the Tax Accounting Firm, as the case may be, shall be binding on all Parties (the “Final Allocation”).

(c)           With respect to any matter that would reasonably be expected to result in any Tax liability with respect to a taxable period ending on or before, or that includes, the Closing Date, for which HHC or Markel could be responsible, without the prior written consent of the HHC, the Buyer shall not, and shall not permit any of its Affiliates to (i) file, re-file, or otherwise modify or amend any Tax Return of the Company or any Company Subsidiary with respect to any taxable period that ends on or before, or that includes, the Closing Date, (ii) make any Tax election with respect to the Company or any Company Subsidiary that would have retroactive effect with respect to a taxable period that ends on or before, or that includes, the Closing Date, or (iii) settle or compromise any administrative or judicial proceeding relating to Taxes for any taxable period ending on or prior to, or that includes, the Closing Date.

(d)           The Parties shall, and shall cause each of their respective applicable Affiliates to: (i) prepare and file all Tax Returns consistent with the Final Allocation and Intended Tax Treatment (collectively, the “Tax Positions”); (ii) take no position in any communication (whether written or unwritten) with any Governmental Authority or any other action (or omission) inconsistent with the Tax Positions; (iii) promptly inform each other of any challenge by any Governmental Authority to any portion of the Tax Positions; and (iv) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions.

(e)           Each Party shall promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the transactions contemplated by this Agreement may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the transactions contemplated by this Agreement qualifying for the Intended Tax Treatment). In the event either the Buyer or the Company seeks a Tax opinion from its respective Tax advisor regarding the Intended Tax Treatment, or the SEC requests or requires Tax opinions, each Party shall use reasonable efforts to execute and deliver customary tax representation letters to the applicable Tax advisor in form and substance reasonably satisfactory to such advisor.

8.12         Stock Exchange Listing. The Buyer will use its reasonable best efforts to continue the listing for trading of the Buyer Class A Common Stock and Buyer Warrants on NYSE. The Buyer shall prepare and submit to NYSE a listing application in connection with the Merger and covering the shares of Buyer Common Stock issued pursuant to the Subscription Agreements and shall use reasonable best efforts to obtain approval for the listing of such shares.

8.13         Antitrust.

(a)            To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and the Buyer each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The Parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may reasonably be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)           The Buyer and the Company each shall, in connection with its efforts to obtain all Requisite Approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other Party the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any meetings or conferences, the other shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 8.13(b) may be limited to outside counsel and may be redacted (A) to remove references to the valuation of the Company, and (B) as necessary to comply with contractual arrangements.

(c)           Other than as agreed in this Agreement, the Additional Agreements, the Subscription Agreements or the OpCo LLCA, no Party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

8.14         PCAOB Audited Financials. The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income, changes in stockholder equity, and cash flows of the Company and the consolidated Company Subsidiaries for the years then ended, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financials”) not later than ten (10) Business Days from the date hereof.

8.15         Trust Account. As of the Effective Time, the obligations of the Buyer to dissolve or liquidate within a specified time period as contained in the Buyer Organizational Documents will be terminated and the Buyer shall not have any obligation whatsoever to dissolve and liquidate the assets of the Buyer by reason of the consummation of the Merger or otherwise, and no stockholder of the Buyer shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Effective Time, the Buyer shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to the Buyer (to be held as available cash on the balance sheet of the Buyer, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

8.16         Financing.

(a)           The Buyer shall use its reasonable best efforts to obtain the PIPE Financing on a timely basis on the terms and conditions described in the Subscription Agreements, including using its reasonable best efforts to (i) comply with its obligations under the Subscription Agreements, (ii) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to the Buyer set forth in the applicable Subscription Agreements, and (iv) consummate the PIPE Financing when required pursuant to this Agreement. The Buyer shall give the Company prompt written notice upon having knowledge of any breach or default by any party to any of the Subscription Agreements or any termination (or purported termination) of any of the Subscription Agreements. Other than as set forth in this Section 8.16, the Buyer shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), amend, modify, supplement or waive any of the conditions or contingencies to funding set forth in the Subscription Agreements or any other provision of, or remedies under, the Subscription Agreements (except as otherwise permitted hereunder), in each case to the extent such amendment, modification, supplement or waiver would reasonably be expected to have the effect of materially adversely affecting in any respect the ability of the Buyer to timely consummate the transactions contemplated by this Agreement, including by reducing the aggregate amount of the PIPE Financing contemplated in the Subscription Agreements such that the Minimum Available Cash Condition would not be satisfied.

(b)           If all or any portion of the PIPE Financing becomes unavailable, (i) the Buyer shall use its reasonable best efforts to promptly obtain the PIPE Financing or such portion of the PIPE Financing from alternative sources in an amount, when added to any portion of the PIPE Financing that is available, equal to the amount of the PIPE Financing (any alternative source(s) of financing, “Alternative PIPE Financing”) and (ii) in the event that the Buyer is able to obtain any Alternative PIPE Financing, the Buyer shall use its reasonable best efforts to enter into a new Subscription Agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of Buyer Class A Shares containing terms and conditions not materially less favorable from the standpoint of the Buyer and the Affiliates of the Buyer party thereto than those in the Subscription Agreements entered into as of the date hereof (as determined in the reasonable good faith judgment of the Buyer). In such event, the term “PIPE Financing” as used in this Agreement shall be deemed to include any Alternative PIPE Financing, the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “PIPE Investor” as used in this Agreement shall be deemed to include any person that is subscribing for Buyer Class A Shares under any Alternative Subscription Agreement. For the avoidance of doubt, if all or any portion of the PIPE Financing or Alternative PIPE Financing becomes unavailable, the Buyer may utilize deposits, proceeds or any other amounts from the Trust Account and, to the extent reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed), any additional third party financing to satisfy its financing obligations hereunder (including to satisfy the Minimum Available Cash Condition).

8.17         Voting and Non-Redemption. Prior to the Closing Date, the Buyer shall use commercially reasonable efforts to cause at least twenty percent (20%) of the stockholders of the Buyer Common Stock to enter into voting and non-redemption agreements between such stockholders, the Company and the Buyer, pursuant to which such each such stockholder shall agree (a) not to elect to redeem or otherwise tender or submit for redemption any of such stockholder’s Buyer Common Stock pursuant to or in connection with the Redemption Rights granted hereunder and such stockholder shall waive the Redemption Rights granted hereunder and (b) that at any meeting of the Buyer’s stockholders, or in connection with any other written consent of the Buyer’s stockholders, the applicable stockholder shall cause all of his or her Buyer Common Stock to be counted as present for purposes of calculating a quorum and shall vote or cause to be voted all of such stockholder’s Buyer Common Stock.

Article IX
CONDITIONS TO THE MERGER

9.1           Conditions to the Obligations of Each Party. The obligations of the Company, the Buyer and Newco to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)           Company Member Approval. The Company Member Approval shall have been obtained and remain in full force and effect.

(b)           The Buyer Stockholder Approval. The Buyer Stockholder Approval shall have been obtained and remain in full force and effect.

(c)           Newco Member Approval. The Newco Member Approval shall have been obtained and remain in full force and effect.

(d)           No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger; provided, that the Governmental Authority issuing such order has jurisdiction over the Parties with respect to the Transactions.

(e)           Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(f)            Governmental Consents. All consents, approvals and authorizations set forth on Section 9.1(f) of the Company Disclosure Schedule, shall have been obtained from and made with all applicable Governmental Authorities.

(g)           Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC and not withdrawn.

(h)           Additional Agreements. All parties to each of the Additional Agreements shall have delivered, or caused to be delivered, to the Parties copies of the Additional Agreements duly executed by all such parties.

9.2           Conditions to the Obligations of the Buyer and Newco. The obligations of the Buyer and Newco to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing (unless otherwise specified in this Section 9.2) of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of the Company contained in (i) Section 5.1 (Organization and Qualification; Subsidiaries), Section 5.4 (Authority Relative to this Agreement) and Section 5.25 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any changes that reflect actions permitted in accordance with Section 7.2 of this Agreement and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 5.3(a) through (e) (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any changes that reflect actions permitted in accordance with Section 7.2 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, the Buyer, Newco or their Affiliates and; and (iii) all other representations and warranties of the Company set forth in Article V shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b)            Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)            Officer’s Certificate. The Company shall have delivered to the Buyer a certificate (the “Company Officer’s Certificate”), dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(d).

(d)            Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date and be continuing as of the Closing Date.

(e)            PCAOB Audited Financials. The Company shall have delivered to the Buyer the PCAOB Audited Financials.

(f)            Tax Certificates. On or prior to the Closing, the Company shall deliver to the Buyer properly executed and completed copies of IRS Form W-9 on behalf of each of HHC and Markel.

9.3           Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing (unless otherwise specified in this Section 9.3) of the following additional conditions:

(a)            Stock Exchange Listing. The Buyer’s initial listing application with NYSE in connection with the Transaction shall have been conditionally approved and, immediately following the Closing, the Buyer shall satisfy any applicable initial and continuing listing requirements of NYSE and the Buyer shall not have received any notice of non-compliance therewith, and the Buyer Class A Common Stock shall have been approved for listing on NYSE.

(b)            Representations and Warranties. The representations and warranties of the Buyer and Newco contained in (i) Section 6.1 (Corporation Organization), Section 6.3 (Capitalization), Section 6.4 (Authority Relative to this Agreement) and Section 6.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) all other representations and warranties of the Buyer and Newco contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Buyer Material Adverse Effect.

(c)            Agreements and Covenants. The Buyer and Newco shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(d)           Officer’s Certificate. The Buyer shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of the Buyer, certifying as to the satisfaction of the conditions specified in Section 9.3(a), Section 9.3(c) and Section 9.3(e).

(e)            Material Adverse Effect. No Buyer Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date and be continuing as of the Closing Date.

(f)             Minimum Cash. As of the Effective Time, the Aggregate Cash Proceeds after giving effect to (i) the Transaction Expenses, subject to a maximum of $35,000,000 for Company Transaction Expenses and (ii) the repayment of any Unpaid SPAC Fees, shall not be less than $450,000,000.00 (this Section 9.3(f) being the “Minimum Available Cash Condition”).

(g)            Resignation. All members of the Buyer Board shall have executed written resignations effective as of the Effective Time.

(h)            Post-Closing Board. The initial Buyer Board of Directors (the “Board”) shall consist of nine (9) members, eight (8) of which shall be designated by the Sellers in the Sellers’ sole discretion and one (1) member, who qualifies as independent under the rules set forth by NYSE, shall be designated by the Sponsor (such member to be reasonably acceptable to the Sellers). The membership of the Board shall satisfy all requisite exchange or other requirements with respect to independence, diversity and otherwise.

Article X
TERMINATION, AMENDMENT AND WAIVER

10.1         Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any Requisite Approval and adoption of this Agreement and the Transactions by the equity holders of the Company or the Buyer, as follows:

(a)            by mutual written consent of the Buyer and the Company;

(b)            by either the Buyer or the Company if the Effective Time shall not have occurred prior to February 17, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.1(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date;

(c)            by either the Buyer or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger;

(d)            by the Buyer if the Company shall have failed to obtain the Company Member Approval within ten (10) days after the Registration Statement becomes effective;

(e)            by the Company if the Buyer shall have failed to obtain the Buyer Stockholder Approval within forty-five (45) days after the Registration Statement becomes effective (taking into account Buyer’s right to postpone or adjourn the Buyer Stockholders’ Meeting on one or more occasions pursuant to Section 8.2).;

(f)             by the Buyer upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 9.2(a) and 9.2(b) would not be satisfied (“Terminating Company Breach”); provided that the Buyer has not waived such Terminating Company Breach and the Buyer and Newco are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that if such Terminating Company Breach is curable by the Company, the Buyer may not terminate this Agreement under this Section 10.1(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Buyer to the Company; or

(g)            by the Company upon a breach of any representation, warranty, covenant or agreement on the part of the Buyer and Newco set forth in this Agreement, or if any representation or warranty of the Buyer and Newco shall have become untrue, in either case such that the conditions set forth in Section 9.3(a) and Section 9.3(c) would not be satisfied (“Terminating Buyer Breach”); provided that the Company has not waived such Terminating Buyer Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Buyer Breach is curable by the Buyer and Newco, the Company may not terminate this Agreement under this Section 10.1(g) for so long as the Buyer and Newco continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to the Buyer.

10.2         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability under this Agreement on the part of any Party or its respective Affiliates or Representatives, except as set forth in Section 10.2, Article XI, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to fraud or a willful material breach of this Agreement by a Party.

10.3         Amendment. This Agreement may be amended by the Parties at any time prior to the Effective Time in whole or in part, only by a duly authorized instrument in writing signed by each of the Parties.

10.4         Waiver. At any time prior to the Effective Time, (a) the Buyer may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of the Buyer or Newco, (ii) waive any inaccuracy in the representations and warranties of the Buyer or Newco contained herein or in any document delivered by the Buyer or Merger pursuant hereto and (iii) waive compliance with any agreement of the Buyer or Newco or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

Article XI
GENERAL PROVISIONS

11.1         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

if to the Buyer or Newco:

Aldel Financial Inc.

105 S Maple Street

Itasca, IL 60143

Attention: Hassan Baqar

Email: hbaqar@sequoiafin.com

with a copy to:

Loeb & Loeb
345 Park Avenue, 19th Floor
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
E-mail: mnussbaum@loeb.com

if to the Company:

The Hagerty Group, LLC
P.O. Box 1303

Traverse City, MI 49685-1303

Attention: Barbara Matthews

E-mail: bmatthews@hagerty.com

with copies to:

Sidley Austin LLP
One South Dearborn St.

Chicago, IL 60603
Attention: Sean Keyvan; William Howell; Jonathan Blackburn
E-mail: skeyvan@sidley.com; bhowell@sidley.com; jblackburn@sidley.com

11.2         Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI and any corresponding definitions set forth in Article I.

11.3         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

11.4         Entire Agreement; Assignment. This Agreement and the Additional Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.4(b), all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Non-Disclosure Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties.

11.5         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.9 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

11.6         Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.7         Waiver of Jury Trial. Each of the Parties hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.7.

11.8         Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.9         Counterparts; Electronic Delivery. This Agreement and each other Transaction Document may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any Transaction Document or in any other certificate, agreement or document related to the Transactions shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

11.10       Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

11.11       No Recourse. Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Merger to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 11.2), are those solely of the Persons that are expressly identified as parties to this Agreement and not against any Nonparty Affiliate (as defined below). Except in the case of fraud, no other person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to (each of the foregoing, a “Nonparty Affiliate”) any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Nonparty Affiliate from any such liability or obligation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Buyer, Newco and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALDEL FINANCIAL INC.

By:	/s/ Hassan Baqar
Name: Hassan Baqar
Title: Chief Financial Officer

[Signature Page to Business Combination Agreement]

ALDEL MERGER SUB LLC

By ALDEL FINANCIAL INC., its Sole Member

By:	/s/ Hassan Baqar
Name:Hassan Baqar
Title: Chief Financial Officer

[Signature Page to Business Combination Agreement]

The Hagerty Group, LLC

By:	/s/ McKeel Hagerty
Name: McKeel Hagerty
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

Exhibit A

Certificate of Incorporation

Exhibit B

Bylaws

Exhibit C

Sponsor Letter Agreement

Exhibit D

Form of Registration Rights Agreement

Exhibit E

Form of Lock-up Agreement

Exhibit F

Form of Tax Receivable Agreement

Exhibit G

Form of Amended and Restated Warrant Agreement

Exhibit H

Form of OpCo LLCA